Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

VIRGIN GROUP ACQUISITION CORP. II,

as Parent,

TREEHOUSE MERGER SUB, INC.,

as Merger Sub,

and

GROVE COLLABORATIVE, INC.,

as the Company

DATED AS OF DECEMBER 7, 2021

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS	2

SECTION 1.01	Certain Definitions	2
SECTION 1.02	Further Definitions	14
SECTION 1.03	Construction	17

ARTICLE II DOMESTICATION; THE MERGER	18

ARTICLE III CONVERSION OF SECURITIES; MERGER CONSIDERATION	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	27

i

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	52

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER	65

SECTION 6.01	Conduct of Business by the Company Pending the Merger	65
SECTION 6.02	Conduct of Business by Parent and Merger Sub Pending the Merger	69
SECTION 6.03	Claims Against Trust Account	71

ARTICLE VII ADDITIONAL AGREEMENTS	72

ARTICLE VIII CONDITIONS TO THE MERGER	84

SECTION 8.01	Conditions to the Obligations of Each Party	84
SECTION 8.02	Conditions to the Obligations of Parent and Merger Sub	85
SECTION 8.03	Conditions to the Obligations of the Company	86

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER	88

SECTION 9.01	Termination	88
SECTION 9.02	Effect of Termination	89
SECTION 9.03	Amendment	89
SECTION 9.04	Waiver	89

ARTICLE X GENERAL PROVISIONS	89

Annex I	Earnout Merger Consideration
Exhibit A	Form of Newco Certificate of Incorporation
Exhibit B	Form of Newco Bylaws
Exhibit C	Form of Amended and Restated Registration Rights Agreement
Exhibit D	Form of New Incentive Plan
Exhibit E	Form of New Stock Purchase Plan

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 7, 2021 (this “Agreement”), is made by and among Virgin Group Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Treehouse Merger Sub, Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and Grove Collaborative, Inc., a Delaware public benefit corporation (the “Company”).

RECITALS

WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, at least one day prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent will domesticate as a Delaware public benefit corporation (“Newco”) in accordance with the DGCL and the Cayman Islands Companies Act (the “Domestication”);

WHEREAS, concurrently with the Domestication, Parent will file a certificate of incorporation (the “Newco Certificate of Incorporation”) with the Secretary of State of the State of Delaware substantially in the form attached as Exhibit A hereto and adopt bylaws (the “Newco Bylaws”) substantially in the form attached as Exhibit B hereto;

WHEREAS, the parties hereto desire that, at least one day following the Domestication, Merger Sub merge with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the DGCL, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, the Company and has approved and adopted this Agreement and the Ancillary Agreements and declared their advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (a) approved and adopted this Agreement and the Ancillary Agreements and declared their advisability and approved the payment of the Merger Consideration to the holders of Company Securities pursuant to this Agreement and the other Transactions, including the Domestication, and (b) recommended the approval and adoption of this Agreement and the Transactions by the shareholders of Parent;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder and approved and adopted this Agreement and the Ancillary Agreements and declared their advisability and approved the Merger and the other Transactions, and (b) recommended the approval and adoption of this Agreement, the Merger and the other Transactions by the sole stockholder of Merger Sub;

WHEREAS, Parent and the Company have, concurrently with the execution and delivery of this Agreement, entered into a Stockholder Support Agreement with the Requisite Stockholders, dated as of the date hereof (the “Stockholder Support Agreement”), providing that, among other things, the Requisite Stockholders will vote their shares of Company Capital Stock in favor of this Agreement, the Merger and the other Transactions and such Requisite Stockholders hold, as of the date of this Agreement, at least that number and class of shares of Company Capital Stock sufficient to constitute the Requisite Approval;

WHEREAS, Parent, Virgin Group Acquisition Sponsor II LLC, a Cayman Islands limited liability company (“Sponsor”), the Company and the other persons named therein and party thereto have, concurrently with the execution and delivery of this Agreement, entered into a Sponsor Letter Agreement, dated as of the date hereof (the “Sponsor Letter Agreement”);

WHEREAS, Parent is, concurrently with the execution and delivery of this Agreement, entering into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase an aggregate number of shares of Newco Class A Common Stock as set forth in the Subscription Agreements in exchange for an aggregate purchase price at least equal to $87,075,000 (the “PIPE Financing Amount”) on the Closing Date, on the terms and subject to the conditions set forth therein (such equity financing hereinafter referred to as the “PIPE Financing”);

WHEREAS, in connection with the Closing, Parent will cause the Registration Rights Agreement, dated as of March 22, 2021, to be amended and restated in the form of the Amended and Restated Registration Rights Agreement substantially in the form attached hereto as Exhibit C (the “Amended and Restated Registration Rights Agreement”); and

WHEREAS, for United States federal and applicable state income Tax purposes, it is intended that (a) the Domestication shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (b) the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and (c) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) with respect to each of the Domestication and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01                    Certain Definitions. For purposes of this Agreement:

“Action” means any litigation, suit, claim, action, proceeding, audit, arbitration, charge or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any person, any other person directly or indirectly Controlling, Controlled by, or under common Control with such person.

“Aggregate Exercise Price” means the sum of: (i) the sum of the exercise prices of all in-the-money Company Options (other than the Company Unvested 2021 Options); and (ii) the sum of the exercise prices of all in-the-money Company Warrants, in each case, outstanding as of immediately prior to the Effective Time.

“Ancillary Agreements” means the Stockholder Support Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Amended and Restated Registration Rights Agreement and all other agreements, certificates and instruments executed and delivered by Parent, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means, as applicable (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the U.K. Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Available Cash” means, as of immediately prior to the Closing, an amount equal to the sum of (i) the amount of cash available to be released from the Trust Account (after giving effect to all payments to be made as a result of the exercise of all Redemption Rights), plus (ii) the proceeds of the PIPE Financing.

“Business Data” means any and all business information and data, including Confidential Information and Personal Information (whether of employees, contractors, consultants, customers, consumers, vendors, service providers or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means any and all Software, firmware, middleware, equipment, workstations, routers, hubs, switches, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, computer systems and all other information technology equipment, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service” and all documentation related to the foregoing, that are owned by, licensed or leased to, or otherwise used in the conduct of the business of, the Company or any Company Subsidiaries.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.

“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Closing Payment Shares” means a number of shares of Newco Class B Common Stock equal to: (i) (A) 1,400,000,000 plus (B) the Aggregate Exercise Price divided by (ii) 10.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on March 19, 2021.

“Company Common Stock” means the shares of common stock of the Company, par value of $0.0001 per share, designated as Common Stock in the Company Certificate of Incorporation.

“Company Equity Incentive Plan” means the Company 2016 Equity Incentive Plan, as may be amended from time to time.

“Company IP” means, collectively, all Company Owned IP and Company Licensed IP.

“Company Licensed IP” means any and all Intellectual Property rights owned or purported to be owned by a third party and licensed or sublicensed (or purported to be licensed or sublicensed) to the Company or any Company Subsidiary or that the Company or any Company Subsidiary otherwise has a right to use or for which the Company or any Company Subsidiary has obtained a covenant not to be sued.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole or (ii) would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions taken as a whole; provided, however, that, in the case of the foregoing clause (i) only, no event, circumstance, change or effect, to the extent resulting from any of the following, shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (in the case of pandemic, including the COVID-19 pandemic (the “COVID-19 Pandemic”)) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (f) shall not apply to any representations or warranties set forth in Section 4.04 or Section 4.05 but subject to any disclosures set forth in Section 4.04 or Section 4.05 of the Company Disclosure Schedule); (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided that this clause (g) shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect), (h) COVID-19 Measures or other mandates, orders or other requirements imposed by, or guidance given by, any Governmental Authority in response to COVID-19 or other public health emergency, or (i) any actions taken, or failures to take action, at the prior written request of Parent or as required by this Agreement, except in the cases of clauses (a) through (d) and (h), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Options” means all outstanding options to purchase Company Common Stock, whether or not exercisable and whether or not vested, under the Company Equity Incentive Plan.

“Company Organizational Documents” means the Company Certificate of Incorporation and the Amended and Restated Bylaws of the Company, effective as of February 24, 2021, in each case, as amended, modified or supplemented from time to time.

“Company Owned IP” means any and all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company RSUs” means all outstanding restricted stock units to acquire shares of Company Common Stock issued pursuant to an award granted under the Company Equity Incentive Plan.

“Company Securities” means the Company Common Stock, the Company Preferred Stock, the Company Options, the Company RSUs and the Company Warrants.

“Company Share Awards” means all Company Options and Company RSUs.

“Company Transaction Expenses” means (i) all fees and expenses of the Company incurred or payable as of the Closing and not paid prior to the Closing in connection with the consummation of the Transactions, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors)

retained by or on behalf of the Company (including any premiums and fees associated with the directors’ and officers’ liability insurance “tail” policy) and (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at the Closing pursuant to any agreement to which the Company is a party prior to the Closing which become payable (including if subject to continued employment) solely as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

“Company Unvested 2021 Options” means all Company Options granted since January 1, 2021 under the Company Equity Incentive Plan that have not yet vested as of immediately prior to the Closing.

“Company Unvested 2021 RSUs” means all Company RSUs granted since January 1, 2021 under the Company Equity Incentive Plan that have not yet vested as of immediately prior to the Closing.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any suppliers or customers of the Company or any Company Subsidiaries or Parent or its Subsidiaries (as applicable) that is not already generally available to the public, including any Company IP.

“Contract” means any contract, lease, license, sublicense, indenture, agreement, commitment or other legally binding arrangement.

“Control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by Contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a person (the “Controlled person”) shall be deemed Controlled by (a) any other person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled person or a trust for the benefit of an Affiliate of the Controlled person or of which an Affiliate of the Controlled person is a trustee.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related to associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“COVID-19 Response” means any action or inaction by the Company or any Company Subsidiary taken (or not taken), prior to, on or after the date hereof, in good faith to comply with or in response to any COVID-19 Measure.

“Credit Agreement” means, collectively, that certain (i) Mezzanine Loan and Security Agreement, dated as of April 30, 2021, by and among Silicon Valley Bank, Hercules Capital, Inc. and the Company and (ii) Second Amended and Restated Loan and Security Agreement, dated as of July 29, 2020, by and between the Company and Silicon Valley Bank, in each case, as may be amended, supplemented or modified from time to time.

“DGCL” means the Delaware General Corporation Law.

“Disabling Devices” means Software, viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, spyware, malware, worms, other computer instructions, intentional devices, techniques, other technology, disabling codes, instructions, or other similar code or software routines or components that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, delete, maliciously encumber, hack into, incapacitate, perform unauthorized modifications, infiltrate or slow or shut down a computer system or data, software, system, network, other device, or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or by a third party on behalf of the Company intentionally to protect Company IP or Business Systems from misuse.

“Employee Benefit Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), each nonqualified deferred compensation plan subject to Section 409A of the Code, and each other pension, retirement, profit-sharing, savings, health, welfare, cafeteria, bonus, commission, stock option, stock purchase, restricted stock, other equity or equity-based compensation, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay, vacation, and similar plan, program, policy, practice, agreement, or arrangement, whether written or unwritten.

“Environmental Laws” means all applicable Laws relating to pollution or the protection of the environment or human health and safety (in respect of exposure to Hazardous Substances), including such Laws relating to the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Exchange Act of 1934, as amended.

“Exchange Ratio” means the following ratio: the quotient obtained by dividing (i) the Closing Payment Shares by (ii) the Fully Diluted Company Stock.

“Fully Diluted Company Stock” means the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted to shares of Company Common Stock basis, and including, without duplication, (i) the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company Options (other than the Company Unvested 2021 Options), (ii) the number of shares of Company Common Stock into which the Company Preferred Stock would convert in accordance with the Company Certificate of Incorporation, (iii) the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company RSUs (other than the Company Unvested 2021 RSUs) and (iv) the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company Warrants.

“Hazardous Substance(s)” means any substances, materials, chemicals or wastes which are defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “toxic substances”, “pollutants” or “contaminants” under any Environmental Law, including any petroleum or refined petroleum products, radioactive materials, friable asbestos or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Independent Director” means any director of a corporation who meets the requirements of “independent director” for all purposes under the rules and regulations of the SEC and the NYSE.

“Intellectual Property” means any and all (i) patents, patent applications (including provisional and non-provisional applications), statutory invention registrations and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, renewals, extensions or reexaminations thereof and all improvements to the inventions disclosed in each such registration, patent, patent application and disclosure, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, certifications, corporate names and any and all other source identifiers, together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights (whether or not registered) and other works of authorship (whether or not copyrightable), mask work rights and moral rights, and all registrations and applications for registration, renewals, reversions, restorations, derivative works and extensions thereof (regardless of the medium of fixation or means of expression), (iv) trade secrets, know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), confidential information, customer and supplier lists (including lists of prospects), improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases, database rights, including rights to use any Personal Information, pricing and cost information, business and marketing plans and proposals, and related information, (v) Internet domain names and social media accounts and identifiers, (vi) Software, (vii) rights of publicity and all other intellectual property or proprietary rights of any kind or description in any jurisdiction throughout the world, (viii) copies and tangible embodiments of any of the foregoing, in whatever form or medium, and (ix) all legal rights arising from items (i) through (vii), including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past, present or future infringement, misappropriation or other violation, if any, in connection with any of the foregoing.

“Investors’ Rights Agreement” means that certain Amended and Restated Investors’ Rights Agreement, dated as of November 25, 2020, by and among the Company and each of the investors party thereto.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Section 1.01(A) of the Company Disclosure Schedule after reasonable inquiry, and in the case of Parent, the actual knowledge of the persons listed on Section 1.01(A) of the Parent Disclosure Schedule after reasonable inquiry.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, license, deed of trust, defect of title, easement, right of way, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation.

“Merger Consideration” means the Closing Payment Shares and the Earnout Shares payable pursuant to Section 3.01(b).

“New Incentive Plan Size” means (i) a number of shares of Newco Class A Common Stock equal to 15% of the shares of Newco Common Stock outstanding as of immediately following the Effective Time and (ii) an annual “evergreen” increase of 5 percent (5%) of the shares of Newco Common Stock outstanding as of the day prior to such increase.

“Newco Class A Common Stock” means Class A common stock, par value $0.0001 per share, of Newco, as set forth in the Newco Certificate of Incorporation.

“Newco Class B Common Stock” means Class B common stock, par value $0.0001 per share, of Newco, as set forth in the Newco Certificate of Incorporation.

“Newco Common Stock” means Newco Class A Common Stock and Newco Class B Common Stock.

“NYSE” means the New York Stock Exchange.

“Open Source Software” means (i) any Software that is licensed (a) pursuant to any license that is a license now or in the future approved by the open source initiative and listed at

http://www.opensource.org/licenses or any successor website thereof, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL) or (b) the Service Side Public License, (ii) any Software that is distributed as “free,” “open source” or “copyleft” Software or under similar licensing or distribution models or (iii) any Software that requires as a condition of use, modification or distribution of such Software that other Software using, incorporating, linking, integrating or distributing or bundling with such Software be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works or (z) redistributable at no charge.

“Ordinary Course of Business” means the ordinary course of the Company’s business consistent in all material respects with past practice, including any COVID-19 Response.

“Parent Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Parent.

“Parent Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Parent.

“Parent Common Warrant” means a right to acquire Parent Ordinary Shares that was included in the Parent Units.

“Parent Governing Document” the Amended and Restated Memorandum and Articles of Association of Parent, effective as of March 22, 2021 (as may be amended, restated or otherwise modified from time to time).

“Parent Holder Approval” means the approval of the Parent Proposals, in each case, by a majority of not less than two-thirds of votes cast by the holders of Parent Ordinary Shares at the Parent Holders’ Meeting, or such other standard as may be applicable to a specific Parent Proposal, in accordance with the Proxy Statement and the Parent Governing Document.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with any one or more other events, circumstances, changes and effects, (i) is or would reasonably be expected to be materially adverse to the business, financial condition, assets and liabilities or results of operations of Parent; or (ii) would prevent, materially delay or materially impede the performance by Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Transactions taken as a whole; provided, however, that, in the case of the foregoing clause (i) only, no event, circumstance, change or effect, to the extent resulting from any of the following, shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Parent Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) events or conditions generally affecting the industries or geographic areas in which Parent operates; (c) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, civil unrest, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics (including the COVID-19 Pandemic) or other outbreaks of illness or public health events and other force majeure events (including any escalation or general worsening of any of the foregoing); (e) any actions taken or not taken by Parent as required by this Agreement or any Ancillary Agreement; (f) any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions, (g) COVID-19 Measures or other mandates, orders or other requirements imposed by, or guidance given by, any Governmental Authority in response to COVID-19 or other public health emergency, (h) any actions taken, or failures to take action, at the prior written request of the Company or as required by this Agreement, or (i) any change, event, development, effect or occurrence that is generally applicable to publicly listed special acquisition companies formed for the purposes of pursuing an initial business combination (“SPACs”), except in the cases of clauses (a) through (d), (g) and (i) to the extent that Parent is disproportionately and adversely affected thereby as compared with other participants in the industry in which Parent operates or other SPACs.

“Parent Ordinary Shares” means Parent Class A Ordinary Shares and Parent Class B Ordinary Shares.

“Parent Sponsor Warrant” means a right to acquire Parent Ordinary Shares that was issued to Sponsor in a private placement as part of Parent’s initial public offering.

“Parent Transaction Expenses” means all fees and expenses of Parent or Merger Sub, including (i) in connection with the consummation of the Transactions, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of Parent (including any premiums and fees associated with the Parent directors’ and officers’ liability insurance “tail” policy), (ii) in connection with the IPO but previously deferred by the terms thereof until consummation of a business combination (including fees or commissions payable to the underwriters and any legal fees), and (iii) in connection with the PIPE Financing.

“Parent Units” means the units issued in the IPO or the overallotment consisting of one (1) Parent Class A Ordinary Share and one-fifth (1/5) of one (1) Parent Warrant.

“Parent Warrants” means the Parent Common Warrants and the Parent Sponsor Warrants.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto or the rights of the Company and the Company and the Company Subsidiaries under their licenses or leases, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the Ordinary Course of Business for amounts that are not yet due and payable or which are being contested in good faith through appropriate Actions, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet due and delinquent, or if delinquent, being contested in good faith and for which appropriate reserves have been made in accordance with

GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that do not interfere in any material respect with the Company’s or any Company Subsidiary’s current use of the assets that are subject thereto, (v) revocable, non-exclusive licenses (or sublicenses) of Company Owned IP granted in the Ordinary Course of Business, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Financial Statements, (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest, and (ix) Liens that affect the underlying fee interest of any Leased Real Property.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means “personal information,” “personal data,” “personally identifiable information” or equivalent terms as defined by applicable Privacy/Data Security Laws.

“Pre-Closing Parent Holders” means the Members (as defined in the Parent Governing Document) of Parent at any time prior to the Effective Time.

“Privacy/Data Security Laws” means any and all applicable Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information, such as, to the extent applicable, the following Laws and their implementing regulations: the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act, state data security Laws, state data breach notification Laws, applicable Laws relating to the transfer of Personal Information, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Products” means any products or services under development, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled or intends to derive, revenue from the sale or provision thereof.

“Redemption Rights” means the redemption rights provided for in Section 49.5 of the Parent Governing Document.

“Reference Date” means January 1, 2019.

“Registered Intellectual Property” means any and all Intellectual Property included in the Company Owned IP that is the subject of an issued patent or registration (or a patent application or an application for registration), including Internet domain names.

“Requisite Approval” means such approval of this Agreement and the Transactions by at least the number of shares of Company Capital Stock as is required pursuant to the DGCL, the Company Certificate of Incorporation, the bylaws of the Company, and any other Contract to which the Company is party or otherwise bound.

“Requisite Stockholders” means the persons listed on Schedule 1.01(b).

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those applicable, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury, or (v) any other similar Governmental Authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all computer software (in object code or source code format), including firmware, operating systems and specifications, data and databases, and related documentation and materials.

“stockholder” means a holder of stock or shares, as appropriate.

“Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the Company.

“Tax” or “Taxes” means any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, in each case imposed by any Governmental Authority, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto.

“Tax Grant” means any Tax exemption, Tax holiday, reduced Tax rate or other Tax benefit granted by a taxing authority with respect to the Company or any of its Subsidiaries that is not generally available without specific application therefor.

“Tax Return” means any return, declaration, report, form, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case filed or required to be filed with a Governmental Authority.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Tax” means any direct or indirect transfer (including real estate transfer), sales, use, stamp, documentary, registration, conveyance, recording, or other similar Taxes or governmental fees (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the transactions contemplated hereby.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room (Grove Legal) established by the Company or its Representatives, hosted by Venue, a Donnelley Financial Solutions product, with access made available to Parent and its Representatives.

SECTION 1.02                    Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
$12.50 Earnout Shares	Annex I
$12.50 Share Price Milestone	Annex I
$15.00 Earnout Shares	Annex I
$15.00 Share Price Milestone	Annex I
Agreement	Preamble
Alternative Transaction	§ 7.05
Amended and Restated Registration Rights Agreement	Recitals
Anti-Money Laundering Laws	§ 4.20(d)
Antitrust Laws	§ 7.13(a)
Audited Financial Statements	§ 4.07(a)
Blue Sky Laws	§ 4.05(b)
Certificate of Merger	§ 2.04
Change of Control	Annex I
Closing	§ 2.05
Closing Date	§ 2.05
Closing Press Release	§ 7.10
Code	Recitals
Company	Preamble
Company Board	Recitals
Company Common Stock Warrants	§ 4.03(a)(iv)

Defined Term	Location of Definition
Company Disclosure Schedule	Article IV
Company Officer’s Certificate	§ 8.02(c)
Company Permits	§ 4.06
Company Preferred Stock	§ 4.03(a)(ii)
Company Series A Preferred Stock	§ 4.03(a)(ii)
Company Series A Preferred Stock Warrants	§ 4.03(a)(iv)
Company Series B Preferred Stock	§ 4.03(a)(ii)
Company Series B Preferred Stock Warrants	§ 4.03(a)(iv)
Company Series C Preferred Stock	§ 4.03(a)(ii)
Company Series C Preferred Stock Warrants	§ 4.03(a)(iv)
Company Series C-1 Preferred Stock	§ 4.03(a)(ii)
Company Series D Preferred Stock	§ 4.03(a)(ii)
Company Series D Preferred Stock Warrants	§ 4.03(a)(iv)
Company Series D-1 Preferred Stock	§ 4.03(a)(ii)
Company Series D-2 Preferred Stock	§ 4.03(a)(ii)
Company Series E Preferred Stock	§ 4.03(a)(ii)
Company Series Seed Preferred Stock	§ 4.03(a)(ii)
Company Stockholder Approval	§ 4.19
Company Stockholders Meeting	§ 7.03
Company Subsidiary	§ 4.01(a)
Company Warrants	§ 4.03(a)(iv)
Completion 8-K	§ 7.10
Continuing Employees	§ 7.06(a)
Converted Option	§ 3.01(a)(v)
Converted RSu Award	§ 3.01(a)(vi)
Converted Warrant	§ 3.01(a)(vii)
Data Security Requirements	§ 4.13(h)
Davis Polk	§ 10.14
Dissenting Shares	§ 3.05(a)
Domestication	Recitals
Domestication Effective Time	§ 2.01
Earnout Period	Annex I
Earnout Shares	§ 3.06
Effective Time	§ 2.05
Environmental Permits	§ 4.16
ERISA Affiliate	§ 4.10(c)
Exchange Agent	§ 3.02(a)
Exchange Fund	§ 3.02(a)
FDCA	§ 4.14(a)
Financial Statements	§ 4.07(b)
Food and Drug Law	§ 4.14(a)
GAAP	§ 1.03(d)
Governmental Authority	§ 4.05(b)
Group	Annex I
Health Plan	§ 4.10(k)

Defined Term	Location of Definition
Indemnitee	§ 7.07(a)
Intended Tax Treatment	§ 7.11(a)
Interim Financial Statements	§ 4.07(b)
Interim Financial Statements Date	§ 4.07(b)
IPO	§ 6.03
IRS	§ 4.10(b)
Law	§ 4.05(a)
Lease	§ 4.12(b)
Lease Documents	§ 4.12(b)
Material Contracts	§ 4.17(a)
Maximum Annual Premium	§ 7.07(b)
Merger	§ 2.04
Merger Payment Schedule	§ 3.02(h)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 5.03(c)
Merger Sub Sole Stockholder Approval	§ 7.02(b)
Milestone	Annex I
New Incentive Plan	§ 7.01(a)
New Stock Purchase Plan	§ 7.01(a)
Newco	Recitals
Newco Board	§ 2.08(b)
Newco Bylaws	Recitals
Newco Certificate of Incorporation	Recitals
Non-Disclosure Agreement	§ 7.04(b)
Nonparty Affiliate	§ 10.12
Outside Date	§ 9.01(b)
Outstanding Company Transaction Expenses	§ 3.04(a)
Outstanding Parent Transaction Expenses	§ 3.04(b)
Outstanding Transaction Expenses	§ 3.04(b)
Parent	Preamble
Parent Board	Recitals
Parent Disclosure Schedule	Article V
Parent Holders’ Meeting	§ 7.01(a)
Parent Material Contracts	§ 5.18
Parent Officer’s Certificate	§ 8.03(c)
Parent Proposals	§ 7.01(a)
Parent SEC Reports	§ 5.07(a)
Permitted Transferee	Annex I
PIPE Financing	Recitals
PIPE Financing Amount	Recitals
PIPE Investors	Recitals
Plans	§ 4.10(a)
PPACA	§ 4.10(k)
Prospectus	§ 6.03

Defined Term	Location of Definition
Proxy Statement	§ 7.01(a)
Public Shareholders	§ 6.03
Registration Statement	§ 7.01(a)
Related Party	§ 4.21
Released Claims	§ 6.03
Remedies Exceptions	§ 4.04
Representatives	§ 7.04(a)
Sarbanes-Oxley Act	§ 5.07(a)
Section 16	§ 7.16
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Stock Price	Annex I
Stockholder Support Agreement	Recitals
Subscription Agreements	Recitals
Surviving Corporation	§ 2.04
Terminating Company Breach	§ 9.01(e)
Terminating Parent Breach	§ 9.01(f)
Top 10 Vendors	§ 4.22(a)
Top Customers	§ 4.22(b)
Trading Day	Annex I
Trust Account	§ 5.14
Trust Agreement	§ 5.14
Trust Fund	§ 5.14
Trustee	§ 5.14
Written Consent	§ 7.03

SECTION 1.03                    Construction.

(a)               Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and references to any Law shall include all rules and regulations promulgated thereunder; provided, that, with respect to any agreement or other document identified in the Company Disclosure Schedule or the Parent Disclosure Schedule, such amendment or other modification thereto is also identified in the Company Disclosure Schedule or the Parent Disclosure Schedule, respectively, and (ix) references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law. For purposes of this Agreement, references to anything having been “provided”, “made available” or “delivered” (or any other similar references) to Parent means the relevant item has been posted in the Virtual Data Room no later than 8:00 p.m. (New York time) on the day immediately prior to the date hereof.

(b)               The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)               Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)               All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the United States generally accepted accounting principles as in effect from time to time (“GAAP”).

ARTICLE II

DOMESTICATION; THE MERGER

SECTION 2.01                    Domestication. Subject to receipt of the Parent Holder Approval, at least one day prior to the Closing Date, Parent shall cause the Domestication to become effective, including by (a) filing with the Secretary of State of the State of Delaware a Certificate of Domestication with respect to the Domestication, together with the Newco Certificate of Incorporation in substantially the form attached as Exhibit A hereto, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. The Domestication shall become effective at the time when the Certificate of Domestication has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Parent and the Company in writing and specified in the Certificate of Domestication (the “Domestication Effective Time”).

SECTION 2.02                    Bylaws of Parent. Parent shall take all actions necessary so that, at the Domestication Effective Time, the bylaws of Newco shall be the Newco Bylaws substantially in the form attached as Exhibit B hereto.

SECTION 2.03                    Effects of the Domestication on the Share Capital of Parent. At the Domestication Effective Time, by virtue of the Domestication and without any action on the part of Parent, the other parties hereto or any holder of Parent Ordinary Shares or Parent Warrants:

(a)               each then issued and outstanding Parent Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of Newco Class A Common Stock;

(b)               each then issued and outstanding Parent Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of Newco Class A Common Stock;

(c)               each then issued and outstanding Parent Common Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Newco Class A Common Stock,

in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Parent Common Warrant; and

(d)               each then issued and outstanding Parent Sponsor Warrant will convert automatically, on a one-for-one basis, into a warrant to acquire Newco Class A Common Stock, in the same form and on the same terms and conditions (including the same “Warrant Price” and number of shares of common stock subject to such warrant) as the converted Parent Sponsor Warrant.

SECTION 2.04                    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, pursuant to an appropriate certificate of merger (the “Certificate of Merger”) and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 2.05                    Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article IX, the closing of the Merger (the “Closing”) shall take place at the offices of Sidley Austin LLP, 1001 Page Mill Road, Building One, Palo Alto, California 94304 by electronic exchange of executed documents at 10:00 a.m. (Pacific time) on the date which is three Business Days after the date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, the parties hereto shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective at such date and time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other date and time as Merger Sub and the Company shall agree in writing and shall specify in the Certificate of Merger, but in any event at least one day after the Domestication (the date and time the Merger becomes effective being the “Effective Time”).

SECTION 2.06                    Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.07                    Certificate of Incorporation; Bylaws.

(a)               At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the certificate of incorporation of Merger Sub,

as in effect immediately prior to the Effective Time, shall become the certificate of incorporation of the Surviving Corporation and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL, except that the name of the Surviving Corporation reflected therein shall be “Grove Collaborative, Inc.”

(b)               At the Effective Time, by virtue of the Merger and without any further action on the part of Merger Sub or the Company, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation and shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and the DGCL, except that the name of the Surviving Corporation reflected therein shall be “Grove Collaborative, Inc.”

SECTION 2.08                    Directors and Officers.

(a)               Each of the parties hereto shall take all such action within its power as may be necessary or appropriate such that, effective as of the Effective Time, the initial directors of the Surviving Corporation and the initial officers of the Surviving Corporation shall be the individuals set forth on Section 2.08(a) of the Company Disclosure Schedules under the caption “Surviving Corporation Directors and Officers”, with each such individual holding the title set forth opposite his or her name on Section 2.08(a) of the Company Disclosure Schedules. Parent and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Company) to replace any such individual set forth on Section 2.08(a) of the Company Disclosure Schedules in accordance with this Section 2.08(a) with any individual.

(b)               Each of the parties hereto shall take all such action within its power as may be necessary or appropriate such that effective as of the Effective Time: (1) the Board of Directors of Newco (the “Newco Board”) shall consist of nine (9) directors; (2) the initial members of the Newco Board are the individuals determined in accordance with Section 2.08(b)(i) and Section 2.08(b)(ii); (3) the initial members of the compensation committee, audit committee and nominating committee of the Newco Board are the individuals determined in accordance with Section 2.08(b)(iii); and (4) the officers of Newco are the individuals determined in accordance with Section 2.08(b)(iv).

(i)                 Within thirty (30) days of the date hereof, Parent shall provide to the Company the name of one (1) person who shall be a Class III Director (as defined in the Newco Certificate of Incorporation) on the Newco Board effective as of the Closing. Parent may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace such individual with any other individual prior to the effectiveness of the Registration Statement with the SEC by providing the Company with notice of such replacement individual. Notwithstanding the foregoing, the individual designated to the Newco Board pursuant to this Section 2.08(b)(i) must be an Independent Director.

(ii)              Within thirty (30) days of the date hereof, the Company shall provide to Parent a list of eight (8) persons who shall be directors on the Newco Board effective as of the Closing. The Company may, with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the effectiveness of the Registration Statement with the SEC by amending such list to include such replacement individual.

(iii)            Parent and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned, or delayed by either the Company or Parent) on the directors to be appointed to the audit, compensation and nominating committees of the Newco Board prior to the filing of the Registration Statement with the SEC.

(iv)             The persons identified on Section 2.08(b)(iv) of the Company Disclosure Schedules under the caption “Newco Executive Officers” shall be the officers of Newco immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name on Section 2.08(b)(iv) of the Company Disclosure Schedules. Parent and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Company) to replace any individual set forth on Section 2.08(b)(iv) of the Company Disclosure Schedules in accordance with this Section 2.08(b)(iv) with any individual prior to the filing of the Registration Statement with the SEC by delivering written notice to such other party designating the replacement individual.

SECTION 2.09                    Withholding Rights. Notwithstanding anything to the contrary contained in this Agreement, Parent, Newco, the Surviving Corporation and the Exchange Agent and each of their Affiliates shall be entitled to deduct and withhold from any payments required to be made pursuant to this Agreement or any Ancillary Agreement including in respect of delivery of the Earnout Shares, such amounts as are required to be deducted or withheld from such payments under the Code or any provision of applicable Law; provided, however, that the relevant payor will (a) use commercially reasonable efforts to provide the Company with written notice at least five (5) Business Days prior to any such deduction or withholding (other than deductions or withholdings with respect to amounts treated as compensation for applicable Tax purposes or the failure of the Company to provide the certification required under Section 8.02(g)), (b) consider in good faith any claim by the Company that such deduction or withholding is not required or should be imposed at a reduced rate and (c) cooperate with the Company in good faith to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by cooperating with the submission of any certificates or forms to establish an exemption from, reduction in, or refund of any such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such person in respect of which such deduction and withholding was made.

SECTION 2.10                    Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE III

CONVERSION OF SECURITIES; MERGER CONSIDERATION

SECTION 3.01                    Conversion of Securities.

(a)               At the Effective Time, by virtue of the Merger and without any action on the part of Newco, Parent, Merger Sub, the Company or the holders of any of the following securities:

(i)                 each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time, other than any share referred to in Section 3.01(a)(iii) and any Dissenting Shares, shall be canceled and automatically converted into the right to receive, without interest, (A) the applicable portion of the Closing Payment Shares for such share of Company Preferred Stock in accordance with the Exchange Ratio, calculated on an as-converted to shares of Company Common Stock basis, and (B) a number of Earnout Shares in accordance with Section 3.06 and Annex I, subject to the vesting and forfeiture provisions provided for in Annex I;

(ii)              each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time, other than any share referred to in Section 3.01(a)(iii) and any Dissenting Shares, shall be canceled and automatically converted into the right to receive, without interest, (A) the applicable portion of the Closing Payment Shares for such share of Company Common Stock in accordance with the Exchange Ratio and (B) a number of Earnout Shares in accordance with Section 3.06 and Annex I, subject to the vesting and forfeiture provisions provided for in Annex I;

(iii)            each share of Company Capital Stock held in the treasury of the Company shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto;

(iv)             each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock of the Surviving Corporation, par value $0.01 per share (and the shares of Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time);

(v)               each Company Option that is outstanding immediately prior to the Effective Time shall be assumed by Newco and converted into (A) an option to purchase shares of Newco Class B Common Stock (each, a “Converted Option”), provided that the assumption and conversion of any such Company Options that are incentive stock options under Section 422 of the Code will be effected in a manner that is intended to be consistent with the applicable requirements of Section 424 of the Code and the applicable regulations promulgated thereunder, and (B) a number of Earnout Shares in accordance with Section 3.06 and Annex I, subject to the vesting and forfeiture provisions provided for in Annex I. Each Converted Option will have and be subject to the same terms and conditions

(including vesting and exercisability terms) as were applicable to such Company Option immediately before the Effective Time, except that (1) each Converted Option will be exercisable for that number of shares of Newco Class B Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the Company Option immediately before the Effective Time and (y) the Exchange Ratio; and (2) the per share exercise price for each share of Newco Class B Common Stock issuable upon exercise of the Converted Option will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Option immediately before the Effective Time by (y) the Exchange Ratio; provided, however, that the exercise price and the number of shares of Newco Class B Common Stock purchasable under each Converted Option will be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder;

(vi)             each award of Company RSUs that is outstanding immediately prior to the Effective Time shall be assumed by Newco and converted into (A) an award of restricted share units to acquire shares of Newco Class B Common Stock (each, a “Converted RSU Award”), and (B) a number of Earnout Shares in accordance with Section 3.06 and Annex I, subject to the vesting and forfeiture provisions provided for in Annex I. Each Converted RSU Award will have and be subject to the same terms and conditions (including vesting and settlement terms) as were applicable to such award of Company RSUs immediately before the Effective Time, except that each Converted RSU Award will represent the right to receive that number of shares of Newco Class B Common Stock equal to the product (rounded down to the nearest whole number) of (1) the number of shares of Company Common Stock subject to the Company RSUs immediately before the Effective Time and (2) the Exchange Ratio; and

(vii)          each Company Warrant that is outstanding immediately prior to the Effective Time (other than each Company Warrant set forth on Section 3.01(a)(vii) of the Company Disclosure Schedules) shall be assumed by Newco and converted into (A) a right to acquire shares of Newco Class B Common Stock (each, a “Converted Warrant”), and (B) a number of Earnout Shares in accordance with Section 3.06 and Annex I, subject to the vesting and forfeiture provisions provided for in Annex I. Each Converted Warrant will have and be subject to the same terms and conditions (including exercisability terms) as were applicable to such Company Warrant immediately before the Effective Time, except that (1) each Converted Warrant will be exercisable for that number of shares of Newco Class B Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to the Company Warrant immediately before the Effective Time and (y) the Exchange Ratio; and (2) the per share exercise price for each share of Newco Class B Common Stock issuable upon exercise of the Converted Warrant will be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Warrant immediately before the Effective Time by (y) the Exchange Ratio.

(b)               In connection with the assumption of the Converted Options and Converted RSU Awards pursuant to Section 3.01(a), the Company and Parent shall cause Newco to assume the Company Equity Incentive Plan as of the Effective Time. Prior to the Effective Time, the Company shall deliver to each individual who holds Converted Options or Converted RSU Awards a notice, setting forth the effect of the Merger on such Company optionholder’s Company Options or Company RSUs and describing the treatment of such equity awards in accordance with Section 3.01(a)(v) or 3.01(a)(vi), as applicable.

SECTION 3.02                    Exchange of Company Securities.

(a)               Exchange Agent. On the Closing Date, Newco shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Parent and that is reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of Company Securities, for exchange in accordance with this Article III, an instrument or instruments representing the number of shares of Closing Payment Shares and Earnout Shares issuable by Parent pursuant to Section 3.01 (collectively, the “Exchange Fund”). As promptly as practicable after the Effective Time, Newco shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the Merger Payment Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose.

(b)               Exchange Procedures. As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Newco shall cause the Exchange Agent to deliver to each holder of Company Securities (including shares of Company Common Stock resulting from the conversion of shares of Company Preferred Stock), in each case, as of immediately prior to the Effective Time, represented by book-entry, the Merger Consideration in accordance with the provisions of Section 3.01(b) and the shares of Company Common Stock and the Company Warrants shall forthwith be cancelled.

(c)               Surrender. The Merger Consideration payable upon conversion of shares of Company Common Stock (including shares of Company Common Stock resulting from the conversion of shares of Company Preferred Stock) and Company Warrants, as applicable, in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of Company Common Stock and such Company Warrants.

(d)               Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any share or stock split, reverse share or stock split, share or stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Ordinary Shares or shares of Newco Common Stock, as applicable, occurring on or after the date hereof and prior to the Effective Time.

(e)               Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Securities for one (1) year after the Effective Time shall be delivered to Newco, upon demand, and any holders of Company Securities who have not theretofore complied with this Section 3.02 shall thereafter look only to Newco for the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Securities as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Newco free and clear of any claims or interest of any person previously entitled thereto.

(f)                No Liability. None of the Exchange Agent, Newco or the Surviving Corporation shall be liable to any holder of Company Securities (including shares of Company Common Stock resulting from the conversion of shares of Company Preferred Stock) for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(g)               Fractional Shares. No certificates or scrip or shares representing fractional shares of Newco Common Stock shall be issued upon the exchange of Company Securities and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Newco Common Stock. In lieu of any fractional share of Newco Common Stock to which any holder of Company Securities would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole share of Newco Common Stock, as applicable, with a fraction of 0.5 and greater rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(h)               Merger Payment Schedule. At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent and the Exchange Agent a schedule (the “Merger Payment Schedule”) showing (i) the percentage allocation of the Merger Consideration to each of the holders of Company Securities at the Closing, as well as the corresponding number of shares of Newco Class B Common Stock to be issued to such holders of Company Securities pursuant to Section 3.02(b), and (ii) the number of shares of Newco Class B Common Stock issuable to holders of unvested Company Options, unvested Company RSUs and Company Warrants upon their exercise of a Converted Option, Converted RSU Award or Converted Warrant, as applicable, pursuant to Section 3.01(b).

SECTION 3.03                    Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. From and after the Effective Time, the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock, except as otherwise provided in this Agreement or by Law.

SECTION 3.04                    Payment of Expenses.

(a)               No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all outstanding and unpaid Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Company Transaction Expenses”). On the Closing Date, following the Closing, Parent shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Company Transaction Expenses.

(b)               No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all outstanding and unpaid Parent Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Parent Transaction Expenses” and, together with the Outstanding Company Transaction Expenses, the “Outstanding Transaction Expenses”). On the Closing Date, Parent shall pay or cause to be paid, by wire transfer of immediately available funds, all such Outstanding Parent Transaction Expenses.

SECTION 3.05                    Appraisal and Dissenters’ Rights.

(a)               Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have demanded properly in writing appraisal for such shares of Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights (collectively, the “Dissenting Shares”) shall not be converted into, and such stockholders shall have no right to receive, the Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its appraisal rights under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon.

(b)               Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal or, to the extent applicable, demands for dissenters’ rights received by the Company and any withdrawals or attempted withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or demands for dissenters’ rights or offer to settle or settle any such demands.

SECTION 3.06                    Earnout Shares. At the Effective Time, Newco will issue to each holder of Company Securities as of immediately prior to the Effective Time each such holder’s pro rata share (based on the percentage of the total number of shares of Company Common Stock attributable such holder as of immediately prior to the Effective Time, including due to conversion of Company Preferred Stock and unexpired, issued and outstanding Company Options, Company RSUs and Company Warrants, expressed on a fully diluted and as-converted to shares of Company Common Stock basis) of 14,000,000 restricted shares of Newco Class B Common Stock which shall be subject to the vesting and forfeiture provisions provided for in Annex I (collectively, the “Earnout Shares”), which Earnout Shares shall otherwise be fully paid and free and clear of all Liens other than applicable securities Law restrictions. Notwithstanding the foregoing, the issuance of the Earnout Shares shall be subject to withholding pursuant to Section 2.09.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to Parent and Merger Sub in connection with this Agreement (the “Company Disclosure Schedule”) (subject to Section 10.10), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 4.01                    Organization and Qualification; Subsidiaries.

(a)               The Company and each Subsidiary of the Company (each a “Company Subsidiary”), is a corporation, company or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(b)               There are no Company Subsidiaries. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

SECTION 4.02                    Certificate of Incorporation and Bylaws. The Company has prior to the date of this Agreement made available to Parent in the Virtual Data Room complete and correct copies of the Company Organizational Documents and the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified to date, of each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

SECTION 4.03                    Capitalization.

(a)               As of December 6, 2021, the authorized capital stock of the Company consists of:

(i)                 165,000,000 shares of Company Common Stock, 7,875,533 shares of which are issued and outstanding (not taking into account Company Options exercised but not fully settled as of December 6, 2021).

(ii)              98,234,236 shares of preferred stock, par value $0.0001, (A) 8,242,152 shares of which have been designated Series Seed Preferred Stock (the “Company Series Seed Preferred Stock”), 8,242,152 shares of which are issued and outstanding, (B) 12,015,184 shares of which have been designated Series A Preferred Stock

(the “Company Series A Preferred Stock”), 11,963,567 shares of which are issued and outstanding, (C) 10,789,890 shares of which have been designated Series B Preferred Stock (the “Company Series B Preferred Stock”), 10,682,797 shares of which are issued and outstanding, (D) 13,295,062 shares of which have been designated Series C Preferred Stock (the “Company Series C Preferred Stock”), 13,030,922 shares of which are issued and outstanding, (E) 7,273,640 shares of which have been designated Series C-1 Preferred Stock (the “Company Series C-1 Preferred Stock”), 7,273,640 shares of which are issued and outstanding, (F) 17,173,437 shares of which have been designated Series D Preferred Stock (the “Company Series D Preferred Stock”), 16,973,394 shares of which are issued and outstanding, (G) 4,518,724 shares of which have been designated Series D-1 Preferred Stock (the “Company Series D-1 Preferred Stock”), 4,518,724 shares of which are issued and outstanding, (H) 12,373,174 shares of which have been designated Series D-2 Preferred Stock (the “Company Series D-2 Preferred Stock”), 12,373,174 shares of which are issued and outstanding, and (I) 12,552,973 shares of which have been designated Company Series E Preferred Stock (the “Company Series E Preferred Stock” and, together with the Company Series Seed Preferred Stock, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series C-1 Preferred Stock, the Company Series D Preferred Stock, the Company Series D-1 Preferred Stock and the Company Series D-2 Preferred Stock, the “Company Preferred Stock”), 12,552,973 shares of which are issued and outstanding.

(iii)            The Company has reserved 31,745,219 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Equity Incentive Plan. Of such reserved shares of Company Common Stock, (A) 5,524,087 shares have been issued pursuant to the exercise of Company Options and/or the vesting of Company RSUs, (B) the right to purchase 25,383,355 shares have been granted pursuant to outstanding Company Options or Company RSUs, and (C) 837,777 shares remain available for issuance to officers, directors, employees and consultants pursuant to awards to be granted under the Company Equity Incentive Plan (in each case, not taking into account Company Options exercised but not fully settled as of December 6, 2021).

(iv)             The Company has issued (A) Common Stock Warrants convertible into 585,321 shares of Company Common Stock (the “Company Common Stock Warrants”), (B) Series A Preferred Stock Warrants convertible into 51,617 shares of Series A Preferred Stock (the “Company Series A Preferred Stock Warrants”), (C) Series B Preferred Stock Warrants convertible into 107,093 shares of Series B Preferred Stock (the “Company Series B Preferred Stock Warrants”), (D) Series C Preferred Stock Warrants convertible into 264,140 shares of Series C Preferred Stock (the “Company Series C Preferred Stock Warrants”) and (E) Series D Preferred Stock Warrants convertible into 200,043 shares of Series D Preferred Stock (the “Company Series D Preferred Stock Warrants” and, together with the Company Common Stock Warrants, the Company Series A Preferred Stock Warrants, the Company Series B Preferred Stock Warrants and the Company Series C Preferred Stock Warrants, the “Company Warrants”).

(b)               Except for conversion privileges of the Company Preferred Stock set forth in the Company Organizational Documents, the rights provided in Section 4 of the Investors’ Rights Agreement, the Company Options and the Company RSUs issued pursuant to the Company

Equity Incentive Plan, the Company Warrants or as set forth on Section 4.03(b) of the Company Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, arrangements or commitments of any character relating to the issued or unissued Company Capital Stock or the capital stock of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares or other equity or other voting interests in, the Company or any Company Subsidiary.

(c)               As of the date hereof, except as set forth on Section 4.03(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares, or other securities or ownership interests in, the Company or any Company Subsidiary. Except as set forth on Section 4.03(c) of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of shares of Company Capital Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the shares of Company Capital Stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries.

(d)               Section 4.03(d) of the Company Disclosure Schedule sets forth the following information with respect to each Company Share Award outstanding as of December 6, 2021 (not taking into account Company Options exercised but not fully settled as of December 6, 2021), if applicable: (i) the name of the Company Share Award recipient; (ii)  the number of shares of the Company outstanding with respect to such Company Share Award; (iii) the exercise or purchase price of such Company Share Award; (iv) the date on which such Company Share Award was granted; and (v) the date on which such Company Share Award expires. The Company has made available to Parent in the Virtual Data Room an accurate and complete copy of the Company Equity Incentive Plan and all forms of award agreements evidencing all outstanding Company Share Awards. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

(e)               There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Capital Stock or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(f)                Except as set forth on Section 4.03(f) of the Company Disclosure Schedule, (i) there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Share Award or Company Option as a result of the Transactions, and (ii) all outstanding Company Share Awards and

Company Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities Laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party and the Company Organizational Documents and the organizational documents of the Company Subsidiaries, as applicable.

(g)               Except for the Company Capital Stock held by the stockholders of the Company and the Company Share Awards or as set forth on Section 4.03(g) of the Company Disclosure Schedule, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company are authorized or issued or outstanding.

(h)               All of the issued and outstanding shares of Company Capital Stock (A) have been duly authorized and validly issued in compliance with (i) applicable securities Laws and other applicable Laws, (ii) the Company Organizational Documents and (iii) any preemptive rights, rights of first refusal and other similar requirements set forth in applicable Contracts to which the Company or any Company Subsidiary is a party, (B) are fully paid and nonassessable, (C) are not subject to any preemptive rights, rights of first refusal or other similar requirements and (D) are held free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Capital Stock), other than generally applicable transfer restrictions imposed by applicable securities Laws. Section 4.03(h) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of December 6, 2021, of the issued and outstanding shares of Company Capital Stock, and the holders thereof.

SECTION 4.04                    Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, to perform its obligations hereunder and thereunder and, subject to receiving the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Merger, the Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and each Ancillary Agreement to which the Company is (or is specified to be) a party has been or will be (upon execution and delivery) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto or thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and subject, as to enforceability, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement, the Merger and the other Transactions. To the knowledge of the Company, no other state takeover Law is applicable to the Merger or the other Transactions.

SECTION 4.05                    No Conflict; Required Filings and Consents.

(a)               The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by the Company, does not, and, subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL, the Written Consent and evidence of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 4.05(b) of the Company Disclosure Schedule or otherwise contemplated by Section 4.05(b) being made, obtained or given, the consummation of the Transactions and the performance of this Agreement and each Ancillary Agreement to which it is a party by the Company will not (i) conflict with or violate the Company Organizational Documents or the certificate of incorporation or bylaws or any equivalent organizational documents of any Company Subsidiary, (ii) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in the loss of any right under, or give to others any right of termination, amendment, acceleration or cancellation of, or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach or termination, in any case, pursuant to, any Material Contract or (iv) result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, Company Permit or approval from any Governmental Authority or other Person, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(b)               The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by the Company does not, and the performance of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body or any self-regulatory organization or arbitral body (public or private) (each, a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, state securities or “blue sky” Laws (“Blue Sky Laws”) and state takeover Laws, the pre-merger notification requirements of the HSR Act, and the filing of the Merger Certificate in accordance with the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not be or would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06                    Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, clearances, certificates, approvals and orders necessary under applicable Law and necessary for each of the Company or such Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not have or would not reasonably be expected to have a Company Material Adverse Effect. Each Company Permit is in full force and effect in accordance with its terms and no suspension, revocation, cancellation, withdrawal, adverse modification or termination of any of the Company Permits is pending or has been threatened in writing or, to the knowledge of the Company, orally. Neither the Company nor any Company Subsidiary is, nor at any time since the Reference Date has the Company or any Company Subsidiary been, in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that would not be or would not reasonably be expected to be, individually or in the aggregate, material to the Company. Since the Reference Date, (i) none of the Company or any of the Company Subsidiaries has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of the Company, no claims have been filed against the Company or any of the Company Subsidiaries with any Governmental Authority alleging any failure by the Company or any of the Company Subsidiaries to comply with any applicable Law, and (iii) none of the Company nor any of the Company Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to the Company and the Company Subsidiaries, taken as a whole.

SECTION 4.07                    Financial Statements; Records.

(a)               Correct and complete copies of the audited consolidated balance sheet, income statement, stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2020 of the Company and the Company Subsidiaries (collectively, the “Audited Financial Statements”), which contain an unqualified report of the Company’s auditors, are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Audited Financial Statements (including the notes thereto) (i) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)               The Company has made available to Parent in the Virtual Data Room true and complete copies of the unaudited consolidated balance sheet and income statement of the Company and the Company Subsidiaries as of and for the nine (9) month period ended September 30, 2021 (the “Interim Financial Statements Date”) (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to normal and recurring year-

end adjustments that are not material) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the Interim Financial Statements Date and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments that are not material.

(c)               Except as and to the extent reflected or reserved for on the balance sheet of the Company included in the Interim Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) liabilities that were incurred in the Ordinary Course of Business since the Interim Financial Statements Date (none of which results from, arises out of or was caused by any tortious conduct, breach of Contract, or infringement or violation of applicable Law), (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party or (iii) such other liabilities and obligations which are not material to the Company. Neither the Company nor any of the Company Subsidiaries has applied for or received any loan under the Paycheck Protection Program under the CARES Act.

(d)               Since the Reference Date, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the Company’s chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(e)               To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any Law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f)                The Audited Financial Statements, when issued, will have been audited in accordance with PCAOB auditing standards by a PCAOB-qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act.

(g)               The systems of internal accounting controls maintained by the Company and the Company Subsidiaries are designed to provide reasonable assurance that: (i)transactions are executed in accordance with management’s general or specific authorization; (ii)transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii)material information is communicated to management as appropriate.

(h)               Neither the Company nor any of the Company Subsidiaries is a party to, or is subject to any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), in each case, where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Financial Statements.

SECTION 4.08                    Absence of Certain Changes or Events. Since December 31, 2020 through the date of this Agreement, except as otherwise reflected in the Interim Financial Statements, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business, (b) neither the Company nor any Company Subsidiary has sold, assigned, transferred, licensed, sublicensed, terminated, failed to take any action reasonably necessary to maintain, enforce or protect, created or incurred any Lien (other than a Permitted Lien), permitted to lapse, abandoned, or otherwise disposed of any right, title or interest in or to any of their respective material assets (including Company Owned IP, other than revocable, non-exclusive licenses or sublicenses of Company Owned IP granted in the Ordinary Course of Business) or agreed to do any of the foregoing, (c) there has not been a Company Material Adverse Effect, and (d) neither the Company nor any Company Subsidiary has taken (or failed to take) any action that, if taken (or failed to be taken) after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

SECTION 4.09                    Absence of Litigation. Since the Reference Date, there have not been any, and there are currently no, (x) Actions (other than investigations) or (y) to the knowledge of the Company, investigations, in each case, pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, that would be material to the Company and the Company Subsidiaries, taken as a whole or that challenge or seek to prevent or enjoin the Transactions. Since the Reference Date, neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary has been subject to any order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 4.10                    Employee Benefit Plans.

(a)               Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all material Employee Benefit Plans that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or could incur any liability (contingent or otherwise) (collectively, the “Plans”).

(b)               With respect to each Plan, the Company has made available to Parent in the Virtual Data Room, if applicable (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the 2020 filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter, and (v) any material, non-routine correspondence from any Governmental Authority with respect to any Plan since the Reference Date. As of the date hereof, neither the Company nor any Company Subsidiary has any express commitment to materially modify or change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law, or adopt any benefit plan that would be a Plan if adopted as of the date hereof.

(c)               None of the Plans is or has been, nor does the Company, any Company Subsidiary or any ERISA Affiliate have or reasonably expect to have any liability or obligation with respect to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity that together with the Company or any Company Subsidiary would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c) or (m) of the Code.

(d)               Neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person directly as a result of any Transaction. Except as set forth on Section 4.10(d) of the Company Disclosure Schedule, the Transactions shall not (i) result in any forgiveness of indebtedness to any current or former employee, officer, director or consultant, (ii) result in any payment (e.g., golden parachute, bonus, commission, retention, transaction bonus or otherwise) becoming due to any current or former employee, officer, director or consultant, or (iii) result in the acceleration in the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Company or any Company Subsidiary being classified as an “excess parachute payment” under Section 280G of the Code.

(e)               None of the Plans provides, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, medical or other welfare benefits to any current or former employee, officer, director or consultant of the Company or any

Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Part 6 of Title I of ERISA and the regulations thereunder.

(f)                Each Plan is and has been since the Reference Date in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code. The Company, each Company Subsidiary and their respective ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any default or violation in any material respect by any party to, any Plan. Currently and since the Reference Date, there is no Action pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the Ordinary Course of Business) and, to the knowledge of the Company, no fact or event exists that could reasonably be expected to give rise to any such Action. Currently and since the Reference Date, there is no audit, material inquiry, or similar proceeding pending or, to the knowledge of the Company, threatened by the Department of Labor, Internal Revenue Service, or any other Governmental Authority with respect to any Plan.

(g)               Each Plan that is intended to be qualified under Section 401(a) of the Code has (i)  received a favorable determination letter from the IRS which letter has the effect of affirming that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion or advisory letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h)               There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan. There have been no acts or omissions by the Company, any Company Subsidiary or any ERISA Affiliate that have given or could reasonably be expected to give rise to any material fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company, any Company Subsidiary or any ERISA Affiliate may be liable.

(i)                 All material contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries.

(j)                 The Company, each Company Subsidiary and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k)               The Company, each Company Subsidiary and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance in all material respects with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, any Company Subsidiary, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l)                 Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder. Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, none of the Company nor any of the Company Subsidiaries maintains an obligation to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

SECTION 4.11                    Labor and Employment Matters.

(a)               The Company has, prior to the date of this Agreement, made available to Parent in the Virtual Data Room a correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any such employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following, on a no name basis: (i) title or position; (ii) hire date; (iii) location; (iv) whether full-time or part-time, hourly or salaried; (v) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (vi) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(b)               (i) There are no material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees; (ii) neither the Company nor any Company Subsidiary is, or has been since the Reference Date, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority; and (iv) there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(c)               The Company and the Company Subsidiaries are and have been since the Reference Date in compliance in all material respects with all applicable Laws relating to the labor and employment, including those relating to employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local

Laws), immigration, meal and rest breaks, overtime pay, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, payment of wages, hours of work, and collective bargaining as required by the appropriate Governmental Authority and are not liable for any material arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(d)               Since the Reference Date, to the Company’s knowledge, there have been no employment discrimination or employment or sexual harassment or sexual misconduct allegations raised, brought, threatened, or settled relating to any current or former appointed officer or director of the Company or any of the Company Subsidiaries involving or relating to his or her services provided to the Company or any of the Company Subsidiaries. Except as would not result in material liability to the Company or any of the Company Subsidiaries, the policies and practices of the Company comply with applicable federal, state, and local laws concerning employment discrimination and employment harassment. Since the Reference Date, the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former appointed officer or director.

SECTION 4.12                    Real Property; Title to Assets.

(a)               Neither the Company nor any Company Subsidiary owns any real property.

(b)               Section 4.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a complete and accurate list of each lease pursuant to which the Company or any Company Subsidiary leases any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Parent in the Virtual Data Room. (i) There are no leases, subleases, sublicenses, concessions or other Contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, other than the Leases set forth in Section 4.12(b) of the Company Disclosure Schedule, and (ii) all Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by any other party to such Leases, except as would not have or would not reasonably be expected to have a Company Material Adverse Effect.

(c)               Other than any COVID-19 Response, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary from using any Leased Real Property for the purposes for which it is currently being used, except as would not have or would not reasonably be expected to have a Company Material Adverse Effect. There are no latent defects or adverse physical conditions affecting the Leased Real Property other than those that would not have a Company Material Adverse Effect. There are no pending, or to the knowledge of the Company, threatened (i)Actions or other proceedings to take all or any portion of the Leased Real Property or any interests therein by eminent domain or any condemnation proceeding (or the jurisdictional equivalent thereof) or (ii)sales or dispositions in relation to any such Action or proceeding.

(d)               Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold interests in, all of the properties and assets, tangible and intangible, real, personal and mixed, reflected on the Interim Financial Statements or acquired by the Company and the Company Subsidiaries after the date of the Interim Financial Statements, except for properties, assets and rights sold since the date of the Interim Financial Statements in the Ordinary Course of Business (or, with respect to such properties and assets sold after the date of this Agreement, as permitted pursuant to Section 6.01) or where the failure to have such good title or valid leasehold interests would not be material to the Company and the Company Subsidiaries, taken as a whole. Such property and assets are free and clear of all Liens other than Permitted Liens. The tangible assets of the Company and the Company Subsidiaries reflected on the Interim Financial Statements or acquired by the Company and the Company Subsidiaries after the date of the Interim Financial Statements constitute all material tangible assets used or held for use by the Company in, and necessary and sufficient for the operation of, the business of the Company in substantially the same manner as presently operated.

SECTION 4.13                    Intellectual Property; Data Security.

(a)               Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all Registered Intellectual Property (showing in each case, as applicable, the owner, jurisdiction to which such registration or application applies, filing date, date of issuance, expiration date, registration or application number, and registrar). The Company IP (i) constitutes all Intellectual Property rights used, held for use in or otherwise necessary for, the operation of the business of the Company and the Company Subsidiaries as currently conducted and (ii) is sufficient for the conduct of such business as currently conducted as of the date hereof. The foregoing paragraph shall not be construed as a representation or warranty regarding the infringement or misappropriations of a third party’s Intellectual Property, the sole representations and warranties for which are as set forth in Section 4.13(d).

(b)               The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Owned IP and has the right to use, pursuant to a valid and, to the knowledge of the Company, enforceable, written Contract or license, all Company Licensed IP. No material Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part and all material Registered Intellectual Property is subsisting and, to the knowledge of the Company, valid and enforceable. No Action regarding the loss or expiration of any of the Company Owned IP is pending or has been threatened in writing.

(c)               Each of the Company and the applicable Company Subsidiaries has taken and takes reasonable actions in accordance with normal industry practice to maintain, protect and enforce the confidentiality of its material trade secrets and other material Confidential Information. No such trade secrets or Confidential Information have been disclosed other than to employees, contractors, consultants, representatives, agents and licensees of the Company or the applicable Company Subsidiary under written confidentiality agreements.

(d)               Except as disclosed in Section 4.13(d) of the Company Disclosure Schedule, there are no pending, and since the Reference Date, there have been no Actions filed or threatened in writing against the Company or any Company Subsidiary by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any Company IP, or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons (including any unsolicited written demands or written offers to license any Intellectual Property rights from any other person). The operation of the business of the Company and the Company Subsidiaries (including the Products) has not infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any Intellectual Property rights of any other persons. To the Company’s knowledge, no other person has infringed, misappropriated or otherwise violated any of the Company Owned IP.

(e)               All persons who have contributed, developed or conceived any material Company Owned IP have executed valid and enforceable written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to Parent in the Virtual Data Room, and pursuant to which such persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further ongoing consideration or any restrictions or obligations whatsoever.

(f)                The use of Open Source Software by the Company and the Company Subsidiaries is in compliance in all material respects with the terms and conditions of all applicable licenses for such Open Source Software. Neither the Company nor any Company Subsidiary uses or has used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant to any other person any rights to or immunities under any of the Company IP, or (ii) in a manner that would require the Company or any Company Subsidiary to license, make available, distribute or provide any source code that is part of the Company Owned IP.

(g)               Each of the Company and the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems and such Business Systems are sufficient in all material respects for the needs of, and operate and perform in a manner that permits the Company and the Company Subsidiaries to conduct, the business of the Company and the Company Subsidiaries as currently conducted by the Company and the Company Subsidiaries. Each of the Company and the Company Subsidiaries maintains commercially reasonable disaster recovery, data backup, business continuity and risk assessment plans, procedures and facilities, and encryption and other security protocol technology, consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Business Systems under its control (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Since the Reference Date, there has not been any material failure, interruption, modification or corruption with respect to any of the Business Systems (or any information or transactions stored or contained therein or transmitted thereby) that has not been remedied or replaced in all material respects.

(h)               Each of the Company and the Company Subsidiaries currently comply, and since the Reference Date has complied, in all material respects with (i) all Privacy/Data Security Laws applicable to the Company or any such Company Subsidiary, (ii) any applicable privacy or other policies of the Company or any such Company Subsidiary, respectively, including internal policies and policies that are published on a Company website or otherwise made publicly available by the Company or any such Company Subsidiary concerning data protection, security or privacy or the collection, dissemination, storage or use of Personal Information or Business Data, (iii) industry standards to which the Company or any such Company Subsidiary has expressly committed to adhere, and (iv) all contractual commitments that the Company or any such Company Subsidiary has entered into or is otherwise bound by with respect to privacy or data security (collectively, the “Data Security Requirements”). Each of the Company and the Company Subsidiaries has implemented data security safeguards designed to protect the security and integrity of the Business Systems, Company IP and Personal Information collected, used, stored, or otherwise processed by or on behalf of the Company or such Company Subsidiary. Each of the Company’s and the Company Subsidiaries’ employees and contractors receive commercially reasonable training in accordance with industry standards with respect to information security issues. To the Company’s knowledge, there is no Disabling Device in any of the Business Systems, Software included in the Company Owned IP, or Product components. Since the Reference Date, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries has (i) to the Company’s knowledge, experienced any data security breaches, unauthorized access or use of any of the Business Systems (or any information or transactions store or contained therein or transmitted thereby), or any unauthorized access, acquisition, destruction, damage, disclosure, loss, modification, corruption, alteration, or use of any Personal Information or Business Data; or (ii) been subject to or received written notice of any threatened audits, proceedings, litigations, actions or investigations by any Governmental Authority or any third party, or received any claims or material complaints regarding its collection, dissemination, storage or use of Personal Information or its violation of any applicable Data Security Requirements.

(i)                 The Company or one of the Company Subsidiaries (i) solely and exclusively owns, free and clean of all Liens (other than Permitted Liens) all Business Data included in the Company Owned IP and (ii) has a valid and enforceable right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of, all other Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data as of prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any legal or contractual obligations, including in connection with the Transactions, that would (i) prohibit Parent from receiving or using Personal Information after the Closing Date, in a similar manner in which the Company and the Company Subsidiaries receive and use such Personal Information as of immediately prior to the Closing Date or (ii) result in any violations of, or material liabilities in connection with, the Data Security Requirements.

(j)                 Neither the Company nor any Company Subsidiary is, or has been since the Reference Date, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company or any such Company Subsidiary to grant or offer to any other person any license or other right to any Company Owned IP.

SECTION 4.14                    Regulatory Compliance.

(a)               Each of the Company and the Company Subsidiaries is, and for the past three years has been, in material compliance with the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Federal Trade Commission Act, and the Fair Packaging and Labeling Act

(collectively “Food and Drug Law”). Neither the Company nor any Company Subsidiary has received any claim (and, to the Company’s knowledge, no claim has been filed, commenced or threatened against the Company or any Company Subsidiary) alleging a material violation under any Food and Drug Law that has not been duly cured, and there are no pending or, to the Company’s knowledge, threatened legal proceedings, investigations, subpoenas, or civil investigative demands by any Governmental Authority, or other entity or individual, with respect to any alleged violation by the Company or any Company Subsidiary of any Food and Drug Law.

(b)               The Products are not adulterated or misbranded within the meaning of the FDCA. All of the claims the Company and any Company Subsidiary makes or have made for its Products are and have been adequately supported and are otherwise compliant with Food and Drug Laws.

(c)               Since the Reference Date, neither the Company nor any Company Subsidiary has received any warning letter, notice of violation, seizure, recall request, injunction, regulatory enforcement action, or criminal action issued, initiated, threatened in writing, or to the Company’s knowledge, otherwise threatened, by the FDA. Neither the Company nor any Company Subsidiary has made an untrue statement of material fact or fraudulent statement to the FDA or any other similar Governmental Authority.

SECTION 4.15                    Taxes.

(a)               Each of the Company and the Company Subsidiaries: (i) has duly filed all income and other material Tax Returns that are required to have been filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) has paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is required to have paid as of the date hereof; (iii) with respect to all income and other material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); (iv) does not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open. The unpaid Taxes of the Company and the Company Subsidiaries as of the date of the Interim Financial Statements was adequately reflected in the reserves for Taxes of the Company and the Company Subsidiaries set forth in the Interim Financial Statements.

(b)               Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any agreement, Contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, Contract, arrangement or commitment, in each case other than an agreement, Contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)               Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or deferred revenue received prior to the Closing outside the Ordinary Course of Business.

(d)               Neither the Company nor any Company Subsidiary will have any liability for any Tax period (or portion thereof) ending after the Closing Date as a result of any election under Section 965(h) of the Code.

(e)               Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to the Company’s knowledge, has complied in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(f)                Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company or a Company Subsidiary was the common parent and which consists only of the Company and the Company Subsidiaries).

(g)               Neither the Company nor any Company Subsidiary has any liability for the Taxes of any person (other than the Company and its Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor by Contract or otherwise (other than a Contract the primary purpose of which does not relate to Taxes).

(h)               Neither the Company nor any Company Subsidiary has any request for a closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand.

(i)                 The Company has made available to Parent in the Virtual Data Room true, correct and complete copies of the U.S. federal income Tax Return filed by the Company Subsidiaries for tax year 2020.

(j)                 Neither the Company nor any Company Subsidiary has in the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(k)               Neither the Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l)                 Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which such assertion has not been resolved.

(m)             There is no material property or obligation of the Company or any of the Company Subsidiaries including uncashed checks to vendors, customers or employees or other service providers, non-refunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment or unclaimed property laws, as of the date hereof or that would reasonably be expected at any time after the date hereof to become escheatable to any state or municipality under any applicable escheatment or unclaimed property laws.

(n)               There are no Tax Liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(o)               Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(p)               Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(q)               For U.S. federal income tax purposes, the Company is, and has been since its formation, classified as a corporation.

(r)                The Company and the Company Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant that the Company and the Company Subsidiaries have utilized.

(s)                Neither the Company nor any of the Company Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code that is currently in effect.

(t)                 Except as set forth on Section 4.15(t) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has (i) deferred any Taxes under Section 2302 of the CARES Act or (ii) claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act, as may be amended.

(u)               The Company, after consultation with its tax advisors, is not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

SECTION 4.16                    Environmental Matters. (a)  Neither the Company nor any Company Subsidiary has, since the Reference Date, violated applicable Environmental Laws in any material respect; (b) there has been no release of any Hazardous Substances by the Company or any Company Subsidiary at the Leased Real Property in a manner which would reasonably be expected to result in material liability to the Company or any Company Subsidiary pursuant to applicable Environmental Laws; (c) neither the Company nor any Company Subsidiary is the subject of any pending or, or to the Company’s knowledge, threatened Action, nor has the Company or any Company Subsidiary received any written notice, alleging any material violation of, or liability under, Environmental Laws; and (d) each of the Company and the Company Subsidiaries has all material permits, licenses and other authorizations required of the Company under applicable Environmental Law for conduct of their respective businesses as presently conducted (“Environmental Permits”), and each of the Company and the Company Subsidiaries is and has been since the Reference Date in compliance in all material respects with such Environmental Permits.

SECTION 4.17                    Material Contracts.

(a)               Section 4.17(a) of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date of this Agreement, of all Contracts to which the Company or any Company Subsidiary is a party or is bound by falling within the following categories and existing as of the date hereof (such Contracts required to be listed on Section 4.17(a) of the Company Disclosure Schedule and, as of the Closing any other Contract in existence that would have been required to be disclosed pursuant to Section 4.17(a) if in existence on the date hereof, collectively, the “Material Contracts”):

(i)                 any Contract, the performance of which (A) involved payments by the Company or the Company Subsidiaries in the aggregate in excess of $2,000,000 during calendar year 2020 or that would reasonably be expected to be in excess of $2,000,000 during calendar year 2021 or (B) involved payments to the Company or the Company Subsidiaries in the aggregate in excess of $2,000,000 during calendar year 2020 or that would reasonably be expected to involve payments in excess of $2,000,000 during calendar year 2021 (in each case, other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);

(ii)              any Contract for the voting of equity securities of the Company or any of the Company Subsidiaries;

(iii)            any Contract with a Top 10 Vendor or Top Customer (other than purchase or service orders accepted, confirmed or entered into in the Ordinary Course of Business);

(iv)             any employment Contract with any employee of the Company or any of the Company Subsidiaries that provides for annual base compensation in excess of $300,000;

(v)               any collective bargaining Contract;

(vi)             any Contract pursuant to which (A) the Company or any Company Subsidiary grants any right, license or covenant not to sue with respect to any Company Owned IP (other than non-exclusive licenses (or sublicenses) of Company Owned IP granted in the Ordinary Course of Business) or (B) the Company or any Company Subsidiary obtains any right, license or covenant not to sue with respect to any Company Licensed IP (other than licenses for commercially available, “off-the-shelf” Software, commercially available service agreements related to Business Systems or non-exclusive licenses from suppliers and customers granted in the Ordinary Course of Business);

(vii)          any Contract that (A) (1) contains a covenant not to compete in any line of business, (2) contains a covenant not to solicit persons for employment (other than customary covenants not to solicit persons for employment in non-disclosure agreements and confidentiality agreements entered into in the Ordinary Course of Business), (3) grants exclusive or preferential rights or “most favored nations” status to any person, or (4) obligates the Company or any of the Company Subsidiaries to purchase or obtain a minimum or specified amount of any product or service in excess of  $2,000,000 in the aggregate during any calendar year, or (B) prohibits the Company or any of the Company Subsidiaries from soliciting any customers or strategic partners;

(viii)        any Contract under which the Company or any of the Company Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, (B) granted a Lien (other than a Permitted Lien) on its assets or group of assets, whether tangible or intangible, to secure any indebtedness for money borrowed, (C) extended credit to any Person (other than pursuant to Contracts (1) involving immaterial advances made to an employee of the Company or any of the Company Subsidiaries or (2) for goods and services, in each case, in the Ordinary Course of Business) or (D) granted a material performance bond, letter of credit or any other similar instrument, in each case, in excess of $250,000;

(ix)             any Contract with any Governmental Authority;

(x)               any Contract with a Related Party (other than the Plans or Contracts for compensation for services performed by a Related Party as director, officer, service provider or employee of the Company or any of the Company Subsidiaries and amounts reimbursable for routine travel and other business expenses in the Ordinary Course of Business);

(xi)             each Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) that contains financial covenants, indemnities or other payment obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the making of payments by the Surviving Corporation and its Subsidiaries after the Closing Date (other than customary contingent obligations to make indemnification payments to the counterparty for breaches of representations, warranties and covenants where no claim for indemnification has been asserted or threatened to be asserted);

(xii)          any Contract establishing any joint venture, strategic alliance, partnership or other material collaboration;

(xiii)        any Contract involving any resolution or settlement of any actual or threatened Action under which the Company or any of the Company Subsidiaries has any ongoing non-monetary obligations (other than customary confidentiality or similar provisions) or monetary obligations in excess of $250,000;

(xiv)         any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of the Company or any of the Company Subsidiaries; and

(xv)           any Contract that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b)               (i) True and complete copies of each Material Contract as of the date hereof have been made available to Parent, (ii) each Material Contract is a legal, valid and binding obligation of the Company or Company Subsidiary party thereto and is enforceable against the Company or any Company Subsidiary, as applicable, and, to the knowledge of the Company, is a legal, valid and binding obligation of each other party to such Material Contract and is enforceable against such other party thereto in accordance with its terms, subject to the Remedies Exceptions, (iii) none of the Company, the Company Subsidiaries or, to the knowledge of the Company, any other party to a Material Contract is in material default or material breach of a Material Contract and neither the Company nor any of the Company Subsidiaries has received any written claim or written notice of any material default or material breach of a Material Contract, (iv) to the knowledge of the Company, there does not exist any event, condition or omission that would constitute a material default or material breach (whether by lapse of time or notice or both) under any Material Contract, (v) neither the Company nor any Company Subsidiary has received any written notice of termination or cancellation with respect to any Material Contract, (vi) to the knowledge of the Company, there does not exist any circumstance, event, condition or omission that would cause any other party to a Material Contract to (A) terminate such Material Contract or (B) materially reduce the amount of business it will do with the Company or the applicable Company Subsidiary under such Material Contract and (vii) no other party to a Material Contract has expressed an intention in writing or, to the knowledge of the Company, orally to materially reduce the amount of business it will do with the Company or the applicable Company Subsidiary.

SECTION 4.18                    Insurance.

(a)               Section 4.18(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged. Such insurance policies provide coverage to the Company and the Company Subsidiaries that, to the knowledge of the Company, are reasonable and appropriate considering the business of the Company and the Company Subsidiaries (including the Contracts to which they are bound).

(b)               With respect to each such insurance policy, except as would not or would not reasonably be expected to result in a Company Material Adverse Effect, (i) such policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course of Business, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under such policy; (iii) to the knowledge of the Company, no insurer on such policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) no written or, to the knowledge of the Company, oral notice of cancellation, termination, non-renewal, disallowance or reduction in coverage has been received (or, to the Company’s knowledge, threatened), nor has there been any lapse in coverage since the Reference Date; and (v) there are no claims by the Company nor any of the Company Subsidiaries pending under any such insurance policy as to which coverage has been denied or disputed by the underwriters of such policies (other than a customary reservation of rights notice that is not material). Neither the Company nor any of the Company Subsidiaries have any material self-insurance programs.

SECTION 4.19                    Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of the Company, (b) approved this Agreement, the Merger and the other Transactions and declared their advisability, and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and the other Transactions and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company’s stockholders. The Requisite Approval (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Merger and the other Transactions. The Written Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Merger and the other Transactions.

SECTION 4.20                    Certain Business Practices.

(a)               Since the Reference Date, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) otherwise made or authorized any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business.

(b)               Since the Reference Date, none of the Company, any Company Subsidiary, any of their respective directors, officers, or employees or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; (iii) has violated any Ex-Im Laws.

(c)               Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any of the Company’s Affiliates or its or their respective directors, officers, employees, agents or representatives, while acting on behalf of the Company or any Company Subsidiary, is, or is owned or controlled by one or more Persons that are: (i) the subject of any Sanctions, or (ii) Sanctioned Persons.

(d)               The operations of the Company and each of the Company Subsidiaries are and have been conducted at all times since the Reference Date in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and the Company Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”).

(e)               There are no, and since the Reference Date, there have not been any, material internal investigations, external investigations of which the Company has knowledge, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or, to the Company’s knowledge, agents, while acting on behalf of the Company or any Company Subsidiary, with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, or Ex-Im Laws.

SECTION 4.21                    Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances for routine travel and other business expenses in the Ordinary Course of Business, no (A) Person holding 5% or more of the Company Common Stock (on an as-converted basis), (B) former or current director or officer of the Company or any of the Company Subsidiaries or (C) Affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Securities Exchange Act of 1934), of any Person described in the foregoing clauses (A) or (B), in each case, other than the Company or any of its Subsidiaries (each a “Related Party”), (1) has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Contract or agreement disclosed in Section 4.21 of the

Company Disclosure Schedules; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, (2) provides any services to, or is owed any money by or owes any money to, the Company or any of the Company Subsidiaries, or (3) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any tangible or intangible property, asset, or right that is material and is, has been, or is currently planned to be used by the Company or any of the Company Subsidiaries in the conduct of their business; provided, however, that, for purposes of the foregoing clause (1), ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person.” The Company and the Company Subsidiaries have not, since the Reference Date, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any Company Subsidiary, or (ii) materially modified any term of any such extension or maintenance of credit.

SECTION 4.22                    Customers; Vendors.

(a)               Section 4.22(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the 10 most significant vendors of the Company, together with the Company Subsidiaries, as measured by amounts paid by the Company and the Company Subsidiaries for the 12-month period ended September 30, 2021 (the “Top 10 Vendors”), and the amount of consideration paid to such Top 10 Vendors for such period. Since September 30, 2021, no Top 10 Vendor has cancelled, terminated, materially reduced or materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of the Company Subsidiaries, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top 10 Vendors stating the intention of such Person to do so.

(b)               Section 4.22(b) of the Company Disclosure Schedule sets forth a complete and accurate list of the most significant customers of the Company, together with the Company Subsidiaries, as measured by amounts received by the Company and the Company Subsidiaries for the 12-month period ended September 30, 2021, other than customers that are individuals (the “Top Customers”), and the amount of consideration received from such Top Customers for such period. Since September 30, 2021, no Top Customer has cancelled, terminated, materially reduced or materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) its business relationship with the Company or any of the Company Subsidiaries, and the Company has not received written or, to the knowledge of the Company, oral notice from any of the Top Customers stating the intention of such Person to do so.

SECTION 4.23                    Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 4.24                    Brokers. Except as set forth on Section 4.24 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company, any Company Subsidiary or any of their Affiliates. No brokerage, finder’s or other fee or commission is payable with respect to the portion of the PIPE Financing Amount provided by the Sponsor or any of its Affiliates.

SECTION 4.25                    Registration Statement and Proxy Statement. On the date the Proxy Statement is first mailed to the Pre-Closing Parent Holders, and at the time of the Parent Holders’ Meeting, none of the information furnished by or on behalf of the Company in writing specifically for inclusion in the Registration Statement or Proxy Statement will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to any information supplied by or on behalf of Parent and Merger Sub.

SECTION 4.26                    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) and the representations and warranties as may be provided in the Ancillary Agreements, the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their respective assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule), in the Company Officer’s Certificate or as set forth in any Ancillary Agreement, neither the Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any of its Affiliates (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

SECTION 4.27                    Non-Reliance. None of Parent, Merger Sub or any of their respective stockholders, Affiliates or Representatives shall have any liability to the Company or any of its stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Company or any of its Representatives, whether orally or in writing, in any form in expectation of the Transactions. Except as expressly set forth in this Agreement (as modified by the Parent Disclosure Schedule), in the Parent Officer’s Certificate or as set forth in any Ancillary Agreement, none of Parent, Merger Sub or any of their respective stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving Parent or any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in Parent’s disclosure schedule delivered by Parent to the Company in connection with this Agreement (the “Parent Disclosure Schedule”) (subject to Section 10.10) and in Parent SEC Reports (excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, except for any specific factual information contained therein, which shall not be excluded), Parent hereby represents and warrants to the Company as follows:

SECTION 5.01                    Corporate Organization.

(a)               Each of Parent and Merger Sub is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)               Merger Sub is the only subsidiary of Parent. Except for Merger Sub, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person. There are no outstanding contractual obligations of Parent to make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(c)               Each of Parent and Merger Sub is duly licensed or qualified as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so licensed or qualified or in good standing that would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.02                    Governing Documents. Each of Parent and Merger Sub has heretofore furnished to the Company complete and correct copies of its certificate of incorporation, bylaws, memorandum and articles of association or equivalent organizational documents, each certified by the Secretary of State of the State of Delaware or the Registrar of Companies in the Cayman Islands, as applicable, in each case, which are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the such organizational documents.

SECTION 5.03                    Capitalization.

(a)               The authorized share capital of Parent consists of  (i) 200,000,000 Parent Class A Ordinary Shares, of which 40,250,000 Parent Class A Ordinary Shares are issued and outstanding as of the date hereof, (ii) 20,000,000 Parent Class B Ordinary Shares, of which 10,062,500 Parent Class B Ordinary Shares are issued and outstanding as of the date hereof, and (iii) 1,000,000 preference shares, par value $0.0001 per share, of which no preference shares are issued and outstanding as of the date hereof. As of the date hereof, there are issued and outstanding

Parent Warrants in respect of 14,750,000 Parent Class A Ordinary Shares, which will entitle the holders thereof to purchase shares of Newco Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All of the issued and outstanding Parent Ordinary Shares and Parent Warrants (A) have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and (B) are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity interests).

(b)               Except for the Parent Warrants, and the Parent Class A Ordinary Shares and the Parent Class B Ordinary Shares set forth in Section 5.03(a), there are no shares of capital stock or other equity interests of Parent, or any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of Parent, issued and outstanding. All Parent Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Parent nor any Subsidiary of Parent is a party to, or otherwise bound by, and neither Parent nor any Subsidiary of Parent has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Sponsor Letter Agreement, Parent is not a party to any voting trusts, voting agreements, proxies, stockholder agreements or other agreements with respect to the voting or transfer of Parent Ordinary Shares or any of the equity interests or other securities of Parent or any of its subsidiaries. Other than the Redemption Rights, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of Parent.

(c)               The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are held by Parent free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other equity interests). Merger Sub is wholly-owned by Parent and Merger Sub holds no shares of capital stock or other equity interests of any person.

(d)               The Newco Common Stock will, upon issuance and delivery at the Closing, (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or Contract, and (iv) be issued with good and valid title, free and clear of any Liens other than Liens arising out of, under or in connection with applicable federal, state and local securities Laws and any restrictions set forth in the Newco Certificate of Incorporation or the Newco Bylaws.

SECTION 5.04                    Authority Relative to this Agreement. Each of Parent and Merger Sub have all necessary corporate or similar power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate or similar organizational action, and no other corporate or similar organizational proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or any Ancillary Agreement to which it is a party or to consummate the Transactions (other than (a)  the Parent Holder Approval and the approval and adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, which approval and adoption by Parent as the sole stockholder of Merger Sub will occur immediately following the execution of this Agreement by Merger Sub, and (b) the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement and each Ancillary Agreement to which Parent or Merger Sub is (or is specified to be) a party has been or will be (upon execution and delivery) duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company or any other party thereto, constitutes a legal, valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms, subject to the Remedies Exceptions.

SECTION 5.05                    No Conflict; Required Filings and Consents.

(a)               The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is (or is specified to be) a party by each of Parent and Merger Sub do not, and, subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL, the Parent Holder Approval, the approval and adoption of this Agreement by Parent, as the sole stockholder of Merger Sub, which approval and adoption by Parent as the sole stockholder of Merger Sub will occur immediately following the execution of this Agreement by Merger Sub, and evidence of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions set forth on Section 5.05(b) of the Parent Disclosure Schedule or otherwise contemplated by Section 5.05(b) being made, obtained or given, the performance of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party by each of Parent and Merger Sub will not, (i) conflict with or violate certificate of incorporation, bylaws, memorandum and articles of association or equivalent organizational documents of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their property or assets is bound or affected, (iii)  result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, result in the loss of any right under, or give to others any rights of termination, amendment, acceleration or cancellation of. or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach or termination, in any case, pursuant to, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets is bound or affected; or (iv) result in the creation of a Lien on any property or asset of Parent or Merger Sub, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or result in a violation or revocation of any required license, permit or approval of Parent or Merger Sub from any Governmental Authority or other Person, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to be, individually or in the aggregate, material to Parent and Merger Sub, taken as a whole.

(b)               The execution and delivery of this Agreement and each Ancillary Agreement to which it is (or is specified to be) a party by each of Parent and Merger Sub do not, and the performance of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is (or is specified to be) a party by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority or any other person, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect and (iii) approval for listing the Newco Common Stock issued pursuant to this Agreement on the NYSE.

SECTION 5.06                    Compliance.

(a)               Each of Parent and Merger Sub, and their respective officers, directors or employees (in their respective capacities as such), are and have been since their respective dates of formation in compliance in all material respects with all Laws applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected. Since each of Parent’s and Merger Sub’s respective date of formation, (i) neither of Parent or Merger Sub has been subjected to, or received any notification from, any Governmental Authority of a violation of any applicable Law or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, (ii) to the knowledge of Parent, no claims have been filed against either of Parent or Merger Sub with any Governmental Authority alleging any material failure by Parent or Merger Sub to comply with any applicable Law, and (iii) neither of Parent or Merger Sub has made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law.

(b)               Each of Parent and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

SECTION 5.07                    SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)               Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Reports”). Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. As of their respective dates, the Parent SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Parent has filed with the SEC on a timely basis all documents required with respect to Parent by Section 16(a) of the Exchange Act.

(b)               Each of the financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal year-end adjustments which would not reasonably be expected to individually or in the aggregate be material). Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(c)               Except as and to the extent set forth in the Parent SEC Reports, neither Parent nor Merger Sub has any material liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of Parent’s and Merger Sub’s business consistent with past practice or incurred in connection with the Transactions.

(d)               Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(e)               Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)                Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act and the listing standards of the NYSE). Parent’s disclosure controls and procedures are reasonably designed to ensure (i) the reliability of Parent’s financial reporting and the preparation of financial statements for external purposes in material conformity with GAAP and (ii) that material information relating to Parent is accumulated and communicated to Parent’s management as appropriate. Since Parent’s formation, there have been no significant deficiencies or material weakness in Parent’s internal control over financial reporting (whether or not remediated) and no change in Parent’s control over financial reporting that has materially affected, or is reasonably likely to materially affect, Parent’s internal control over financial reporting.

(g)               Neither Parent nor any employee or, to the knowledge of Parent, any independent auditor of Parent has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.

(h)               None of the Parent SEC Reports are the subject of ongoing SEC review or outstanding SEC comment. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof. To the knowledge of Parent, no notice of any SEC review or investigation of Parent or the Parent SEC Reports has been received by Parent.

SECTION 5.08                    Absence of Certain Changes or Events. Since their respective formations through the date of this Agreement, (a) neither of Parent or Merger Sub has conducted business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination as described in the Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities, (b) there has not been any Parent Material Adverse Effect, and (c) except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, Parent has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02.

SECTION 5.09                    Absence of Litigation. There is no Action (other than investigations) or, to the knowledge of Parent, investigations, pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority or that challenges or seeks to prevent or enjoin the Transactions. Neither Parent nor any material property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would reasonably be expected to be, individually or in the aggregate, material to Parent.

SECTION 5.10                    Board Approval; Vote Required.

(a)               The Parent Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its shareholders, (ii) approved this Agreement and the Transactions and declared their advisability, (iii) determined that the fair market value of the Company is equal to at least 80% of the Trust Account, as applicable, (iv) approved the transactions contemplated by this Agreement as a business combination, and (v) resolved to recommend that the shareholders of Parent approve and adopt this Agreement and the Transactions, and directed that this Agreement and the Transactions, be submitted for consideration by the shareholders of Parent at the Parent Holders’ Meeting.

(b)               The only vote of the holders of any class or series of capital stock of Parent necessary to enter into this Agreement and to approve the Transactions is the Parent Holder Approval.

(c)               The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Merger and the other Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement, the Merger and the other Transactions and declared their advisability, and (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and the other Transactions and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d)               The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement, the Merger and the other Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

SECTION 5.11                    No Prior Operation of Merger Sub or Parent.

(a)               Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement or in connection with the Transactions, and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(b)               Parent was formed solely for the purpose of effecting a business combination and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than in connection with its formation and funding, including its initial public offering and the PIPE Financing, and the sourcing and negotiation of a business combination and the execution, delivery and performance of this Agreement.

SECTION 5.12                    Brokers. Except as set forth on Section 5.12 of the Parent Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Affiliates. No brokerage, finder’s or other fee or commission is payable with respect to the portion of the PIPE Financing Amount provided by the Sponsor or any of its Affiliates under any agreement with Parent, the Sponsor or any Affiliate of the Sponsor.

SECTION 5.13                    Fairness Opinion. The Parent Board has received the opinion of Houlihan Lokey Capital, Inc., to the effect that, as of the date of such opinion based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Closing Payment Shares to be issued by Parent in the

Transaction pursuant to this Agreement, is fair, from a financial point of view, to Parent, a copy of which opinion will be made available to the Company solely for informational purposes.

SECTION 5.14                    Trust Account. As of the date of this Agreement, Parent has (and, assuming no holders of Parent Ordinary Shares exercise the Redemption Rights, will have immediately prior to the Closing) no less than $402,500,000 in the trust fund established by Parent for the benefit of its Public Shareholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of March 22, 2021, between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated, and is valid and in full force and effect, is a legal, valid and binding obligation of Parent and the Trustee, and is enforceable in accordance with its terms, subject to the Remedies Exceptions. Parent has complied in all material respects with the terms of the Trust Agreement and is not in claimed or actual material breach thereof or material default thereunder and, to the knowledge of Parent, there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or default by Parent or the Trustee. There are no separate Contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied) with the Trustee or any other person: (i)  that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than (x) shareholders of Parent who shall have elected to redeem their shares of Parent Class A Ordinary Shares pursuant to the Parent Governing Document and (y) any underwriters in connection with Parent’s initial public offering which may be entitled to deferred underwriting discounts and commissions specified in the Prospectus) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the Parent Governing Document. As of the date hereof, there are no Actions pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent at the Effective Time.

SECTION 5.15                    Employees. Other than any consultants and advisors engaged in the ordinary course of business, Parent and Merger Sub do not employ, and have not employed, any employees and have not retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account (exclusive of the proceeds of the PIPE Financing), Parent has no unsatisfied liability with respect to any officer or director. Parent and Merger Sub do not maintain, sponsor, contribute to or otherwise have any liability, and have never maintained, sponsored, contributed to or otherwise had any liability, under any Employee Benefit Plan. Neither the execution and delivery of this

Agreement or the other Ancillary Agreements nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent; or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by the Parent or the Merger Sub being classified as an “excess parachute payment” under Section 280G of the Code.

SECTION 5.16                    Taxes.

(a)               Parent and Merger Sub (i) have duly filed all income and other material Tax Returns they are required to have filed as of the date hereof (taking into account any extension of time within which to file) and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that they are required to have paid as of the date hereof; (iii) with respect to all income and other material Tax Returns filed by or with respect to them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency (other than pursuant to customary extensions of the due date for filing a Tax Return obtained in the Ordinary Course of Business); (iv) do not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Parent, for any material Taxes of Parent as of the date of such financial statements that have not been paid.

(b)               Neither Parent nor Merger Sub is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any agreement, Contract or arrangement providing for the sharing or ceding of Tax credits or Tax losses) or has a liability or obligation to any person as a result of or pursuant to any such agreement, Contract, arrangement or commitment, in each case other than an agreement, Contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c)               None of Parent or Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing under Code Section 481(c) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law); (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount or deferred revenue received prior to the Closing outside the Ordinary Course of Business.

(d)               Each of Parent and Merger Sub has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party and, to Parent’s knowledge, has complied in all material respects with all applicable Laws relating to the reporting and withholding of Taxes.

(e)               Neither Parent nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Parent or Merger Sub was the common parent and which consists only of Parent and Merger Sub).

(f)                Neither Parent nor Merger Sub has any material liability for the Taxes of any person (other than Parent and Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor by Contract or otherwise (other than a Contract the primary purpose of which does not relate to Taxes).

(g)               Neither Parent nor Merger Sub has any request for a closing agreement, private letter ruling, or similar ruling in respect of Taxes pending between Parent or Merger Sub, on the one hand, and any Tax authority, on the other hand.

(h)               Neither Parent nor Merger Sub has in the last two (2) years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i)                 Neither Parent nor Merger Sub has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j)                 Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against Parent or Merger Sub any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which such assertion has not been resolved.

(k)               There is no material property or obligation of Parent including uncashed checks to vendors, customers or employees or other service providers, non-refunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment or unclaimed property laws, as of the date hereof or that would reasonably be expected at any time after the date hereof to become escheatable to any state or municipality under any applicable escheatment or unclaimed property laws.

(l)                 There are no Tax Liens upon any assets of Parent or Merger Sub except for Permitted Liens.

(m)             Neither Parent nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n)               Neither Parent nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which Parent or Merger Sub does not file Tax Returns stating that Parent or Merger Sub is or may be subject to Tax in such jurisdiction.

(o)               For U.S. federal income tax purposes, each of Parent and Merger Sub is, and has been since its formation, respectively, classified as a corporation.

(p)               Parent and Merger Sub, after consultation with their tax advisors, are not aware of the existence of any fact, or any action it has taken (or failed to take) or agreed to take, that would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

SECTION 5.17                    Registration and Listing. The issued and outstanding Parent Units, Parent Class A Ordinary Shares and Parent Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbols “VGII.U,” “VGII” and “VGII.WS,” respectively. As of the date hereof, there is no Action pending, or to the knowledge of Parent, threatened against Parent by the NYSE or the SEC with respect to any intention by such entity to deregister any Parent Units, Parent Class A Ordinary Shares or Parent Common Warrants or prohibit or terminate the listing of any Parent Units, Parent Class A Ordinary Shares or Parent Common Warrants on the NYSE, and none of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, Parent Class A Ordinary Shares or the Parent Common Warrants under the Exchange Act.

SECTION 5.18                    Contracts. Other than this Agreement, the Ancillary Agreements or any Contracts that are exhibits to the Parent SEC Reports, there are no Contracts to which either of Parent or Merger Sub is a party or by which either of Parent’s or Merger Sub’s properties or assets may be bound, subject or affected, that (a) creates or imposes a liability greater than $50,000, (b) may not be cancelled by Parent or Merger Sub on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (c) prohibits, prevents, restricts or impairs in any material respect any business practice of Parent or Merger Sub as its business is currently conducted, any acquisition of material property by Parent or Merger Sub, or restricts in any material respect the ability of Parent or Merger Sub from engaging in business as currently conducted by it or from competing with any other person (each such Contract, a “Parent Material Contract”). All Parent Material Contracts have been made available to the Company.

SECTION 5.19                    Properties. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property rights (other than trademarks). Parent does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

SECTION 5.20                    Affiliate Transactions. Except for equity ownership or employment relationships (including any employment or similar Contract) expressly contemplated by this Agreement, any non-disclosure or confidentiality Contract, any Ancillary Agreement or any Contract that is an exhibit to the Parent SEC Reports or described therein (including any working capital loans made by Sponsor to Parent), (a) there are no transactions or Contracts, or series of related transactions or Contracts, between Parent, on the one hand, and any related party of Parent, Sponsor, any beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 5% or more of the Parent Ordinary Shares or, to the knowledge of Parent, any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, nor is any indebtedness (whether or not contingent) for borrowed money, or indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument owed by or to Parent, on the one hand, to or by Sponsor or any such related party, beneficial owner, associate or immediate family member, and (b) none of the officers or directors (or members of a similar governing body) of Parent, Sponsor, any beneficial owner of 5% or more of the Parent Ordinary Shares or, to the knowledge of Parent, their respective “associates” or “immediate family members” owns directly or indirectly in whole or in part, or has any other material interest in, (i) any material tangible or real property that Parent uses, owns or leases (other than through any equity securities of Parent) or (ii) any customer, vendor or other material business relation of Parent or Sponsor.

SECTION 5.21                    PIPE Financing.

(a)               Parent has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Parent with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide the PIPE Financing. To the knowledge of Parent (except as it relates to any PIPE Investor affiliated with the Sponsor), with respect to each PIPE Investor, each Subscription Agreement with such PIPE Investors is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Parent. Each Subscription Agreement is a legal, valid and binding obligation of Parent and, to the knowledge of Parent (except as relates to any PIPE Investor affiliated with the Sponsor), each PIPE Investor that is party thereto, and none of the execution, delivery or performance of obligations under such Subscription Agreement by Parent or, to the knowledge of Parent (except as relates to any PIPE Investor affiliated with the Sponsor), such PIPE Investor, violates any applicable Laws. There are no other agreements, side letters, or arrangements between Parent and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of such PIPE Investors to contribute to Parent the applicable portion of the PIPE Financing Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Financing Amount not being available to Parent, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any PIPE Subscription Agreement and, as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the transactions contemplated herein) to the obligations of the PIPE Investors to contribute to Parent the applicable portion of the PIPE Financing Amount set forth in the Subscription Agreements on the terms therein.

(b)               No fees, consideration or other discounts are payable or have been agreed by Parent or any of its Subsidiaries (including, from and after the Closing, the Surviving Corporation and its Subsidiaries) to any PIPE Investor in respect of its portion of the PIPE Financing Amount, except as set forth in the Subscription Agreements.

SECTION 5.22                    Certain Business Practices; Anti-Corruption.

(a)               Each of Parent and Merger Sub, and to the knowledge of Parent each of their respective officers, directors, employees, agents, other Representatives or other persons acting on their behalf, have complied with and are in compliance in all material respects with Anti-Corruption Laws.

(b)               Neither Parent nor Merger Sub, nor to the knowledge of Parent any of the their respective officers, directors, employees, agents, other Representatives or other persons acting on their behalf, (i) has offered, promised, given or authorized the giving of money or anything else of value, whether directly or through another person or entity, to (A) any government official or Governmental Authority or (B) any other person with the knowledge that all or any portion of the money or thing of value will be offered or given to a government official or Governmental Authority, in each of the foregoing clauses (A) and (B) for the purpose of influencing any action or decision of the government official or Governmental Authority in his, her or its official capacity, including a decision to fail to perform his, her or its official duties, inducing the Governmental Authority to use his, her or its influence with any government official or Governmental Authority to affect or influence any official act, or otherwise obtaining an improper advantage; or (ii) has or will make or authorize any other person to make any payments or transfers of value which have the purpose or effect of commercial bribery, or acceptance or acquiescence in kickbacks or other unlawful or improper means of obtaining or retaining business. For purposes of the foregoing clauses (A) and (B), a person shall be deemed to have “knowledge” with respect to conduct, circumstances or results if such person is aware of (1) the existence of or (2) a high probability of the existence of such conduct, circumstances or results.

(c)               Neither Parent nor Merger Sub, nor to the knowledge of Parent any of their respective Affiliates or any of their respective directors, officers, employees, agents or other Representatives, is, or is owned or controlled by one or more persons that are: (i) the subject of any Sanctions or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria) or has conducted business with any person or entity or any of its respective officers, directors, employees, agents, other Representatives or other persons acting on its behalf that is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, and Syria).

(d)               The operations of Parent and Merger Sub are and have been conducted at all times in material compliance with all Anti-Money Laundering Laws.

SECTION 5.23                    Information Supplied. On the date of any filing pursuant to Rule 424(b), the date the Proxy Statement is first mailed to the Pre-Closing Parent Holders, and at the time of the Parent Holders’ Meeting, none of the information furnished by or on behalf of Parent or Merger Sub in writing specifically for inclusion in the Registration Statement or Proxy Statement (together with any amendments or supplements thereto) will include any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representations or warranties with respect to any information supplied by or on behalf of the Company.

SECTION 5.24                    Parent’s and Merger Sub’s Investigation and Reliance. Each of Parent and Merger Sub has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by Parent and Merger Sub together with advisors, including legal counsel, that they have engaged for such purpose. Parent and Merger Sub and their Representatives have been provided with adequate access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the Ancillary Agreements. Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to Parent and Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to Parent or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

SECTION 5.25                    Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the Parent Disclosure Schedule) and the representations and warranties as may be provided in the Ancillary Agreements, each of Parent and Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Parent, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their respective assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective Representatives by, or on behalf of, Parent or Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Parent Disclosure Schedule), in the Parent Officer’s Certificate or as set forth in any Ancillary Agreement, none of Parent, Merger Sub or any other person on their behalf has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent or any of its Affiliates (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01                    Conduct of Business by the Company Pending the Merger.

(a)               The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, except as (i) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (ii) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (iii) as required by applicable Law (including as may be compelled by any Governmental Authority) or (iv) for any COVID-19 Response, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to conduct their business in the Ordinary Course of Business and shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers and key employees of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b)               By way of amplification and not limitation, except as (A) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (B) as set forth in Section 6.01(b) of the Company Disclosure Schedule, (C) as required by applicable Law (including as may be requested or compelled by any Governmental Authority) or (D) for any COVID-19 Response, the Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)                 amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii)              issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted share units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary, other than (A) issuances of Company Warrants in connection with drawdowns in the Ordinary Course of Business pursuant to the Credit Agreement, (B) issuances of Company Securities or other equity securities in connection with acquisitions by the Company or any Company Subsidiary of any corporation, partnership, other business organization or any division or assets thereof in the Ordinary Course of Business, (C) issuances or grants made under the Company Equity Incentive Plan, (D) the exercise or settlement of any Company Options or Company Warrants or (E) the conversion of any shares of capital stock in accordance with their terms;

(iii)            sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens or Liens created in connection with indebtedness incurred in compliance with Section 6.01(b)(vii) below) on, transfer or otherwise dispose of any material tangible assets of the Company or any Company Subsidiary outside of the Ordinary Course of Business;

(iv)             declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except dividends and distributions by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary;

(v)               reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than (A) redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities, (B) the withholding of equity securities to satisfy the exercise price or the applicable Tax withholding requirements upon the exercise or vesting of any equity-based compensation award or (C) transactions between the Company and any wholly-owned Company Subsidiary or between wholly-owned Company Subsidiaries;

(vi)             (A) acquire any equity interest or other interest in any other entity or enter into a joint venture or business association with any other entity or (B) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, if such acquisition exceeds $10,000,000;

(vii)          (A) other than drawdowns under the Credit Agreement in the Ordinary Course of Business, incur or assume any indebtedness for borrowed money or indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument in excess of $18,000,000 in the aggregate, (B) cancel or forgive any material debts or other material amounts owed to the Company or any Company Subsidiary other than in the Ordinary Course of Business or (C) make any loans, advances to, or guarantees for the benefit of, any person other than any wholly-owned Company Subsidiary, except for loans and advances to customers, suppliers or vendors in the Ordinary Course of Business;

(viii)        merge or consolidate itself with any person or authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company or any Company Subsidiary (other than the Merger);

(ix)             hire, terminate (other than for cause) or change the material compensation terms of any officer of the Company or any Company Subsidiary who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated by this Agreement;

(x)               change any of the Company’s or any Company Subsidiary’s accounting methods, policies or procedures, other than reasonable and usual amendments in the Ordinary Course of Business as required by GAAP or applicable Law or to obtain compliance with the auditing standards of the Public Company Accounting Oversight Board and any division or subdivision thereof;

(xi)             (A) make or change any material Tax election, (B) adopt or change any material Tax accounting method, (C) settle or compromise any material Tax liability, (D) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (E) file any amended material Tax Return, (F) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (G) settle or consent to any claim or assessment relating to any material amount of Taxes;

(xii)          (A) commence, waive, release, assign, settle, satisfy or compromise any pending or threatened Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not involve an admission of wrongdoing, do not result in any material restriction on the Company or any Company Subsidiary and do not exceed $10,000,000 individually or in the aggregate or (B) other than in the Ordinary Course of Business, waive, release or assign any claims or rights of the Company or any Company Subsidiary;

(xiii)        other than in the Ordinary Course of Business (including, in the case of clause (B), upon any expiration of the term of any Material Contract or as needed to continue conducting the business of the Company in the Ordinary Course of Business), (A) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any Material Contract, (B) materially amend, extend or renew any Material Contract, or (C) enter into any Material Contract;

(xiv)         except for non-exclusive licenses granted in the Ordinary Course of Business, assign, transfer or dispose of, license, abandon, sell, lease, sublicense, modify, terminate, permit to lapse, create or incur any Lien (other than a Permitted Lien or Liens incurred in connection with indebtedness incurred in compliance with Section 6.01(b)(vii) above) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material Company Owned IP or Company Licensed IP;

(xv)           permit any insurance policies listed in Section 4.18 of the Company Disclosure Schedule to be canceled or terminated in a manner that would be adverse or detrimental to the Company or its business, other than if, in connection with such cancellation or termination, a replacement policy having comparable deductions and providing coverage substantially similar to the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xvi)         make any commitments for capital expenditures that would reasonably be expected to require payments during fiscal years 2021 or 2022 in excess of $10,000,000 in the aggregate;

(xvii)      fail to maintain or timely obtain any Company Permit that is material to the ongoing operations of the Company or any Company Subsidiary; or

(xviii)    enter into any binding formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent would reasonably be expected to violate applicable Law, and nothing contained in this Section 6.01 shall give to Parent, directly or indirectly, the right to control or direct the Ordinary Course of Business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

SECTION 6.02                    Conduct of Business by Parent and Merger Sub Pending the Merger.

(a)               Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the PIPE Financing), as set forth on Section 6.02(a) of the Parent Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), Parent agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (A) the businesses of Parent and Merger Sub shall be conducted in the ordinary course of business and in a manner consistent with past practice and (B) neither Parent nor Merger Sub shall:

(i)                 amend or otherwise change (A) the Parent Governing Document or equivalent organizational documents or (B) the Trust Agreement or any other agreement related to the Trust Agreement;

(ii)              declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the Parent Governing Document;

(iii)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Parent Class A Ordinary Shares, Parent Class B Ordinary Shares or Parent Warrants other than (A) any redemption from the Trust Fund that is required pursuant to the Parent Governing Document or (B) as otherwise required by the Parent Governing Document in order to consummate the Transactions;

(iv)             issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Parent or Merger Sub, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Parent or Merger Sub other than in connection with the exercise of any Parent Warrants outstanding on the date hereof;

(v)               (A) acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, alliance or business association with any other entity or (B) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization;

(vi)             other than working capital loans from Sponsor to fund operating expenses, incur or assume any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(vii)          make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law;

(viii)        (A) make or change any material Tax election, (B) adopt or change any material Tax accounting method, (C) settle or compromise any material Tax liability, (D) enter into any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (E) file any amended material Tax Return, (F) consent to any extension or waiver of the statute of limitations regarding any material amount of Taxes, or (G) settle or consent to any claim or assessment relating to any material amount of Taxes;

(ix)             merge or consolidate itself with any person or authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any the Company or any Company Subsidiary (other than the Merger);

(x)               (A) enter into any material Contract or, other than in the ordinary course of business, (1) modify, voluntarily terminate, permit to lapse, waive, or fail to enforce any material right or remedy under any material Contract or (2) materially amend, extend or renew any material Contract, or (B) amend, modify, terminate, supplement or waive any of the conditions or contingencies to funding set forth in the Subscription Agreements or any other provision of, or remedies under, the Subscription Agreements, other than to reflect any permitted assignments or transfers of the Subscription Agreements by the applicable PIPE Investors pursuant to the Subscription Agreements;

(xi)             hire any employees or adopt any benefit plans;

(xii)          make any loans, advances or capital contributions to, or investments in, any other person;

(xiii)        (A) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not involve an admission of wrongdoing, do not result in any material restriction on Parent or Newco, as applicable, or the Surviving Corporation and do not exceed $50,000 individually or in the aggregate or (B) waive, release or assign any claims or rights of Parent or Merger Sub;

(xiv)         sell, lease, license, sublicense, exchange, mortgage, pledge, create any Liens (other than Permitted Liens) on, transfer or otherwise dispose of any material tangible or intangible assets of Parent or Merger Sub;

(xv)           change any of Parent’s or Merger Sub’s accounting policies or procedures, other than as required by GAAP or applicable Law;

(xvi)         pay or make any commitments for capital expenditures; or

(xvii)      enter into any binding formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(b)               Nothing in this Section 6.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of Parent prior to the Closing Date. Prior to the Closing Date, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

SECTION 6.03                    Claims Against Trust Account. Reference is made to the final prospectus of Parent, dated as of March 22, 2021 and filed with the SEC (File Nos. 333-253097 and 333-254598) on March 24, 2021 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that Parent has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public shareholders (including overallotment shares acquired by Parent’s underwriters the “Public Shareholders”), and that, except as otherwise described in the Prospectus, Parent may disburse monies from the Trust Account only for the express purposes set forth in the Prospectus. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees that, notwithstanding anything to the contrary in this Agreement, the Company does not now nor shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or any claim against the Trust Account (including any distributions therefrom), as a result of, in connection with or relating in any way to, this Agreement and any negotiations, Contracts or agreements between Parent or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company hereby irrevocably waives any Released Claims that the Company may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) with respect to any Released Claims (including for an alleged breach of this Agreement or any other agreement with Parent or its Affiliates); provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against Parent, Merger Sub or any other person (a) for legal relief against monies or other assets of Parent (or any successor entity) or Merger Sub held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against Parent (or any successor entity) or Merger Sub, including claims against any funds distributed from the Trust Account to Parent or any successor entity thereof after the completion of Parent’s Business Combination (as defined in the Prospectus) (but such claim shall not be against the Trust Account or any funds distributed from the Trust Account to holders of Parent Ordinary Shares in accordance with the Parent Governing Document and the Trust Agreement).

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01                    Proxy Statement; Registration Statement.

(a)               As promptly as practicable after the execution of this Agreement, (i) Parent (with the assistance and cooperation of the Company as reasonably requested by Parent) shall prepare and file with the SEC a joint information statement/proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the Pre-Closing Parent Holders and to the stockholders of the Company (A) as an information statement relating, with respect to the Company’s stockholders, to the action to be taken by stockholders of the Company pursuant to the Written Consent or by vote at a Company Stockholders Meeting and (B) as a proxy statement, with respect to the Pre-Closing Parent Holders, in which Parent shall solicit proxies from Pre-Closing Parent Holders to vote at the extraordinary general meeting of all holders of Parent Ordinary Shares called for the purpose of voting on the following matters (the “Parent Holders’ Meeting”) in favor of (1) the approval and adoption of this Agreement and the Transactions, including the Merger, (2) the Domestication, (3) in connection with the Domestication, the amendment of the Parent Governing Document and approval of the Newco Certificate of Incorporation and Newco Bylaws, (4) the issuance of Newco Common Stock as contemplated by this Agreement and the Subscription Agreements, (5) the approval and adoption of an equity incentive plan, substantially in the form attached as Exhibit D hereto, that provides for the grant of awards to employees and other service providers of the Surviving Corporation and its Subsidiaries in the form of options, restricted shares, restricted share units and/or other equity-based awards based on Newco Class A Common Stock with a total pool of awards of Newco Class A Common Stock not exceeding the New Incentive Plan Size (the “New Incentive Plan”), (6) the approval and adoption of an employee stock purchase plan, substantially in the form attached as Exhibit E hereto, that provides for the purchase of up to a number of shares of Newco Class A Common Stock, to be determined by the Company Board prior to the Closing, by employees of the Surviving Corporation and its Subsidiaries and an annual “evergreen” increase, to be determined by the Company Board prior to the Closing, of no less than a one percent (1%) of the shares of Newco Common Stock outstanding as of the day prior to such increase (the “New Stock Purchase Plan”), (7) the election of the directors constituting the Newco Board, (8) the adjournment of the Parent Holders’ Meeting to a later date or dates if it is determined by Parent and the Company that additional time is necessary to consummate the Transactions for any reason, (9) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement, the Registration Statement or correspondence related thereto, and (10) the adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Merger and the other Transactions (collectively, the “Parent Proposals”), and (ii) Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Newco Common Stock to be issued to the stockholders of the Company pursuant to this Agreement, including, for the avoidance of doubt, any shares of Newco Class B Common Stock to be issued pursuant to Section 3.06 of this Agreement. Parent and the Company each shall use their reasonable best efforts to (w) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (y) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable and (z) to keep the Registration Statement effective as long as is necessary to consummate the Transactions. As promptly as practicable after the Registration Statement becomes effective, each of the Company and Parent shall mail the Proxy Statement to their respective stockholders. Each of Parent and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement.

(b)               No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Parent will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Ordinary Shares or the Newco Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC with respect to the Proxy Statement or the Registration Statement and any amendment to the Proxy Statement or the Registration Statement filed in response thereto.

(c)               Parent shall ensure that the information supplied by Parent for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Pre-Closing Parent Holders, (iii) the time of the Parent Holders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)               The Company shall ensure that the information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Pre-Closing Parent Holders, (iii) the time of the Parent Holders’ Meeting, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 7.02                    Parent Holders’ Meeting and Merger Sub Stockholder’s Approval.

(a)               Parent shall call and hold the Parent Holders’ Meeting as promptly as practicable after the Registration Statement becomes effective (but in any event no later than thirty (30) days after the date on which the Registration Statement becomes effective) for the purpose of voting solely upon the Parent Proposals. The Parent Board shall unanimously recommend to Parent’s shareholders that they approve the Parent Proposals and shall include such recommendation in the Proxy Statement; provided, that the Parent Board may make a withdrawal of such recommendation or an amendment, qualification or modification of such recommendation solely to the extent it has determined, upon the advice of counsel, that a Company Material Adverse Effect has occurred, and that doing so is required in order to comply with its fiduciary duties. Notwithstanding the foregoing provisions of this Section 7.02(a), Parent shall have the right to (and in the case of the following clauses (ii) and (iii), at the request of the Company, Parent shall) make one or more successive postponements or adjournments of the Parent Holders’ Meeting, in each case, to the extent required (i) to ensure that any supplement or amendment is made to the Proxy Statement that Parent, after reasonable consultation with the Company, has determined in good faith is required to satisfy the conditions of Section 7.01 or any other applicable Law or (ii) if on a date for which the Parent Holders’ Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Ordinary Shares to obtain the Parent Holder Approval, whether or not a quorum is present, (iii) if, as of the time for which the Parent Holders’ Meeting is scheduled (as set forth in the Proxy Statement), there are insufficient Parent Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Parent Holders’ Meeting or (iv) if, as of the deadline for electing redemption by holders of Parent Class A Ordinary Shares in accordance with the Parent Governing Document, the number of shares being redeemed would cause the condition to Closing set forth in Section 8.03(e) to not be satisfied; provided, that Parent shall reconvene such Parent Holders’ Meeting as promptly as practicable following such time as the matters described in clauses (i), (ii), (iii) and (iv) have been resolved, and in no event shall the Parent Holders’ Meeting be (x) postponed or adjourned for more than (A) ten Business Days for any individual postponement or adjournment or (B) except for any postponement or adjournment pursuant to clause (i), more than twenty Business Days in the aggregate or (y) reconvened on a date that is later than five (5) Business Days prior to the Outside Date. Parent shall use its reasonable best efforts to obtain the Parent Holder

Approval at the Parent Holders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Parent Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

(b)               Promptly following the execution of this Agreement, Parent shall approve and adopt this Agreement and approve the Merger and the other Transactions in its capacity as the sole stockholder of Merger Sub (the “Merger Sub Sole Stockholder Approval”).

SECTION 7.03                    Company Stockholder Approval. Upon the terms set forth in this Agreement, the Company shall (a) seek the irrevocable written consent, in form and substance reasonably acceptable to Parent, of holders of the Requisite Approval (including the Requisite Stockholders) in favor of the approval and adoption of this Agreement, the Merger and the other Transactions (the “Written Consent”) as soon as reasonably practicable after the Registration Statement becomes effective and (b) in the event the Company determines it is not able to obtain the Written Consent, the Company shall call and hold a meeting of holders of shares of Company Capital Stock for the purpose of voting solely upon the adoption of this Agreement, the Merger and the other Transactions (the “Company Stockholders Meeting”) as soon as reasonably practicable after the Registration Statement becomes effective. The Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholders Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of this Agreement and the Merger, and shall take all other action necessary or advisable to secure the Company Stockholder Approval. The Company Board shall recommend to its stockholders that they approve this Agreement and the Merger. Notwithstanding anything to the contrary herein, none of the Company nor any of its Affiliates shall be required to pay any additional consideration to any stockholder of the Company in order to obtain the Written Consent.

SECTION 7.04                    Access to Information; Confidentiality.

(a)               From the date of this Agreement until the Effective Time, the Company and Parent shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, investment bankers, accountants, consultants, legal counsel, agents and other advisors or representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request, including in connection with any Tax disclosure in any statement, filing, notice or application relating to the Intended Tax Treatment or any Tax opinion requested or required to be filed pursuant to Section 7.11(c). Notwithstanding the foregoing, neither the Company nor Parent shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege, violate contractual arrangements or contravene applicable Law (it being agreed that the parties hereto shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)               All information obtained by the parties hereto pursuant to this Section 7.04 shall be kept confidential in accordance with the non-disclosure agreement, dated as of June 7, 2021 (the “Non-Disclosure Agreement”), between Parent and the Company.

(c)               Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as reasonably necessary, the intended Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Non-Disclosure Agreement.

SECTION 7.05                    Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement, the parties hereto shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” (within the meaning of Section 13(d) of the Exchange Act), concerning any sale of any material assets of such party or any of its outstanding capital stock or any conversion, merger, consolidation, liquidation, recapitalization, dissolution or similar transaction involving such party or any of such party’s Subsidiaries other than with the other parties to this Agreement and their respective Representatives (an “Alternative Transaction”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction. Each party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each party will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof been provided with Confidential Information in connection with its consideration of an Alternative Transaction to return or destroy all such Confidential Information furnished to such person by or on behalf of it. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing that such party is subject to an exclusivity agreement with respect to the Transaction that prohibits such party from considering such inquiry or proposal. Without limiting the foregoing, the parties hereto agree that any violation of the restrictions set forth in this Section 7.05 by a party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.05 by such party.

SECTION 7.06                    Employee Benefits Matters.

(a)               Parent shall use commercially reasonable efforts, or shall cause the Surviving Corporation and each of its subsidiaries to use commercially reasonable efforts, as applicable, to provide the employees of the Company and the Company Subsidiaries who remain employed immediately after the Effective Time (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any Employee Benefit Plan established or maintained by the Surviving Corporation or any of its Subsidiaries (excluding any retiree health plans or programs or defined benefit retirement plans or programs) for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the Employee Benefit Plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, the Surviving Corporation will honor all accrued but unused vacation, sick leave and other paid time off of the Continuing Employees that existed immediately prior to the Closing with respect to the calendar year in which the Closing occurs. As a condition to Parent’s obligations under this Section 7.06(a), the Company shall provide Parent or its designee with all information reasonably requested and necessary to allow Parent or its designee to comply with such obligations.

(b)               The Company shall cause all notices to be timely provided to each optionee under the Company Equity Incentive Plan as required by the Company Equity Incentive Plan.

(c)               The provisions of this Section 7.06 are solely for the benefit of the parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any Employee Benefit Plan or other employee benefit arrangement or shall require the Company, Parent, the Surviving Corporation or any of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

(d)               As promptly as practicable after the Effective Time, subject to approval of the Pre-Closing Parent Holders, Parent and Newco, as applicable, shall adopt and implement the New Incentive Plan and the New Stock Purchase Plan.

SECTION 7.07                    Directors’ and Officers’ Indemnification.

(a)               The certificate of incorporation and bylaws of the Surviving Corporation shall each contain provisions no less favorable with respect to indemnification, advancement or expense reimbursement than are set forth in the Company Certificate of Incorporation or the bylaws of the Company as of the date of this Agreement, which provisions of the certificate of incorporation and bylaws of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company (each, an “Indemnitee”), unless such modification shall be required by applicable Law. From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each Indemnitee against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, each as in effect on the date of this Agreement, to indemnify such Indemnitee (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)               From the Closing Date, and for a period of six years from the Effective Time, Parent shall maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Parent be required to pay an annual premium for (or an increase in premium due to) such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2021 (the “Maximum Annual Premium”); provided, however, that if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.07(b) shall be continued in respect of such claim until the final disposition thereof.

(c)               Parent shall (i) cause coverage to be extended under its current directors’ and officers’ liability insurance policy by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.07(c) shall be continued in respect of such claim until the final disposition thereof.

(d)               On the Closing Date, to the extent not already entered into, Parent shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Parent with the post-Closing directors and officers of Newco, which indemnification agreements shall continue to be effective following the Closing. Prior to the Closing, Parent and the Company shall use their commercially reasonable efforts to ensure that Parent shall, with effectiveness from and after the Closing, obtain directors’ and officers’ liability insurance covering the persons who will be directors and officers of Parent and its Subsidiaries from and after the Closing and thereafter on terms that are consistent with market standards.

(e)               If Parent or, after the Closing, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 7.07.

SECTION 7.08                    Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other party of: (a) any Action or investigation that would have been required to be disclosed to the other party under this Agreement if such party had knowledge of it as of the date hereof; (b) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, could reasonably be expected to cause any condition set forth in Article VIII not to be satisfied at any time from the date of this Agreement to the Effective Time; (c) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the Merger or the other Transactions; (d) without limiting Section 7.13, any regulatory notice or report from a Governmental Authority in respect of the Transactions; and (e) in the case of the Company, any information or knowledge obtained by the Company or any of the Company Subsidiaries that could reasonably be expected to materially affect the Company’s or any of the Company Subsidiary’s current projections, forecasts or budgets or estimates of revenues, earnings or other measures of financial performance for any period.

SECTION 7.09                    Further Action; Reasonable Best Efforts.

(a)               Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action. Notwithstanding the foregoing, nothing herein (including Section 7.13) shall require the Company to incur any liability or expense (other than de minimis costs and expenses) or subject itself or its business to any imposition of any limitation on the ability to conduct its business or to own or exercise control of its assets or properties.

(b)               Each of the parties hereto shall, to the extent permitted by applicable Law, keep each other reasonably apprised of the status of matters relating to the Transactions, including promptly notifying the other parties hereto of any material substantive communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties hereto to review in advance, and to the extent practicable consult about, any proposed substantive communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any substantive meeting, video or telephone conference, or other substantive communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it has given the other parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other parties hereto or their outside counsel the opportunity to attend and participate at such meeting, conference or other communications. Subject to the terms of the Non-Disclosure Agreement and to the extent permitted by applicable Law, the parties hereto will coordinate and reasonably cooperate with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing. Subject to the terms of the Non-Disclosure Agreement and to the extent permitted by applicable Law, the parties hereto will provide each other with copies of all material substantive correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. Notwithstanding the foregoing, materials required to be provided pursuant to this Section 7.09(b) may be restricted to outside legal counsel and may be redacted (i) as necessary to comply with contractual arrangements, and (ii) to remove references to privileged information. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

SECTION 7.10                    Public Announcements; Form 8-K Filings. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Parent and the Company shall cooperate in good faith with respect to the prompt preparation by Parent of, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), Parent shall file with the SEC, a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other party, except (a) communications consistent with the final form of joint press release announcing the Transactions and the investor presentation given to investors in connection with the announcement of the Transactions or (b) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of the NYSE. Prior to the Closing, Parent and the Company shall mutually agree upon and prepare the press release announcing the consummation of the Transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with or promptly after the Closing, Parent shall issue the Closing Press Release. Parent and the Company shall cooperate in good faith with respect to the preparation by the Company of, and, at least five (5) days prior to the Closing, the Company shall prepare, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant (the “Completion 8-K”). Concurrently with the Closing, or as soon as practicable (but in any event within four Business Days) thereafter, Newco shall file the Completion 8-K with the SEC. Nothing contained in this Section 7.10 shall prevent Parent or the Company or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.10.

SECTION 7.11                    Tax Matters.

(a)               For U.S. federal income tax purposes, each of the Domestication and the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (collectively, the “Intended Tax Treatment”). The parties to this Agreement hereby: (i) adopt this Agreement insofar as it relates to the Merger as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (ii) adopt this Agreement insofar as it relates to the Domestication as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury regulations, (iii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury regulations, and (iv) agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code. Each of the parties hereto acknowledges and agrees that each such party and each of the stockholders of the Company (x) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions, and (y) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger is determined not to qualify as a reorganization under Section 368 of the Code.

(b)               None of Newco, Parent, Merger Sub or the Company shall (and each shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Intended Tax Treatment.

(c)               Each party shall promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate the Merger qualifying for the Intended Tax Treatment). In the event that in connection with the preparation and filing of the Registration Statement / Proxy Statement the SEC requests or requires tax opinions, each party shall use reasonable best efforts to execute and deliver customary tax representation letters to Sidley Austin LLP and/or Davis Polk & Wardwell LLP, as relevant, in form and substance reasonably satisfactory to such advisor dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such advisor in connection with the preparation and filing of the Registration Statement / Proxy Statement. In the event the Company seeks a tax opinion from its tax advisor regarding the Intended Tax Treatment, the parties shall use reasonable best efforts to execute and deliver customary tax representation letters to its tax advisor, in form and substance reasonably satisfactory to such advisor.

(d)               Newco will use commercially reasonable efforts to provide the Pre-Closing Parent Holders information that is reasonably required to (i) determine the amount that is required to be taken into income in connection with Treasury Regulations Section 1.367(b)-3 as a result of the Domestication; (ii) make the election contemplated by Treasury Regulations Section 1.367(b)-3(c)(3); and (iii) make a timely and valid election as contemplated by Section 1295 of the Code (and the Treasury Regulations promulgated thereunder) with respect to Parent for each year that Parent is considered a passive foreign investment company (including through provision of the Annual Information Statement described in Treasury Regulations Section 1.1295-1(g)).

(e)               For U.S. federal income tax purposes, the payment of any earnout Merger Consideration shall constitute purchase price consideration, and not compensation, to the holders of Company Capital Stock. The parties to this Agreement hereby agree to file all Tax and other informational returns on a basis consistent with such treatment unless otherwise required by a “determination” within the meaning of Section 1313 of the Code.

SECTION 7.12                    Stock Exchange Listing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Units, Parent Class A Ordinary Shares and Parent Warrants listed for trading on the NYSE. Parent will use its reasonable best efforts to ensure that Newco is listed as a public company, and that the shares of Newco Class A Common Stock issued in connection with the Transactions are approved for listing on the NYSE, in each case, as of the Closing.

SECTION 7.13                    Antitrust.

(a)               To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and no later than ten (10) Business Days after the date of this Agreement, the Company and Parent each shall file (or cause to be filed) with the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission a Notification and Report Form as required by the HSR Act. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may reasonably be requested pursuant to Antitrust Laws and to use reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b)               No party hereto shall take any action that would reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period of any required filings or applications under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person. The parties hereto further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

SECTION 7.14                    Trust Account. As of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period as contained in the Parent Governing Document will be terminated and Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or otherwise, and no equityholder of Parent shall be entitled to receive any amount from the Trust Account. At least forty-eight (48) hours prior to the Effective Time, Parent shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Parent (to be held as Available Cash on the balance sheet of Parent, and to be used for payment of Outstanding Transaction Expenses hereunder, working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate; provided, however, that the liabilities and obligations of Parent due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to shareholders of Parent who shall have exercised their Redemption Rights and (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement.

SECTION 7.15                    Financing. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including using its reasonable best efforts to (a) comply with its obligations under the Subscription Agreements, (b) maintain in effect the Subscription Agreements in accordance with the terms and conditions thereof, (c) satisfy on a timely basis all conditions and covenants applicable to Parent set forth in the applicable Subscription Agreements, (d) enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Parent the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms and (e) consummate the PIPE Financing when required pursuant to this Agreement. Parent shall give the Company prompt written notice of (i) any request or proposal for an amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby); (ii) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to any Subscription Agreement known to Parent; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) of any underfunding of any amount under any Subscription Agreement.

SECTION 7.16                    Section 16 of the Exchange Act. Prior to the Closing, the Parent Board, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisitions of Newco Common Stock pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of Parent for purposes of Section 16 of the Exchange Act (“Section 16”) shall be exempt acquisitions for purposes of Section 16.

SECTION 7.17                    Qualification as an Emerging Growth Company. Parent shall, at all times during the period from the date hereof until the occurrence of the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012; and (b) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of such Act.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01                    Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) in writing by all of the parties at or prior to the Closing of the following conditions:

(a)               Company Stockholder Approval. The Company Stockholder Approval shall have been obtained and remain in full force and effect.

(b)               Parent Holder Approval. The Parent Holder Approval shall have been obtained and remain in full force and effect.

(c)               Merger Sub Sole Stockholder Approval. The Merger Sub Sole Stockholder Approval shall have been obtained and remain in full force and effect.

(d)               No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise prohibiting consummation of the Transactions, including the Merger.

(e)               Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated.

(f)                Governmental Consents. All consents, approvals and authorizations set forth on Section 8.01(f) of the Company Disclosure Schedule, shall have been obtained from and made with all applicable Governmental Authorities.

(g)               Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(h)               Domestication. The Domestication shall have been consummated.

(i)                 Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) following the consummation of the PIPE Financing and the closing of the Redemption Rights in accordance with the Parent Governing Document.

(j)                 Financial Statements. The Company shall have delivered to Parent the financial statements required to be included in the Completion 8-K.

SECTION 8.02                    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) in writing by Parent and Merger Sub at or prior to the Closing (unless otherwise specified in this Section 8.02) of the following additional conditions:

(a)               Representations and Warranties. The representations and warranties of the Company contained in (i) Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.02 (Certificate of Incorporation and Bylaws), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement) and Section 4.23 (Brokers) (without giving effect to any limitation as to materiality or “Company Material Adverse Effect” or any similar limitation set forth therein) shall each be true and correct in all material respects as of the Closing as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date, (ii) Section 4.08(c) (Absence of Certain Changes or Events) shall be true and correct and (iii) all other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing, as though made on and as of the Closing Date, except, in the case of this clause (iii), (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(b)               Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)               Officer’s Certificate. The Company shall have delivered to Parent a certificate (the “Company Officer’s Certificate”), dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d)               Material Adverse Effect. No Company Material Adverse Effect shall have occurred and be continuing since the date of this Agreement.

(e)               Resignations. Other than those persons identified as directors and officers on Section 2.08(a) of the Company Disclosure Schedule, all members of the Company Board and all officers of the Company shall have executed and delivered written resignations effective as of the Effective Time.

(f)                Amended and Restated Registration Rights Agreement. All parties to the Amended and Restated Registration Rights Agreement (other than Parent) shall have delivered, or cause to be delivered, to Parent copies of the Amended and Restated Registration Rights Agreement duly executed by all such parties.

(g)               FIRPTA Certificate. The Company shall have delivered to Parent a certification satisfying the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), that the Company is not, nor has it been within the period described in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2); provided, that if the Company fails to deliver such certificate, the transactions shall nonetheless be able to close and Newco shall be entitled to withhold from any consideration paid pursuant to this Agreement the amount required to be withheld under Section 1445 of the Code.

SECTION 8.03                    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) in writing by the Company at or prior to Closing (unless otherwise specified in this Section 8.03) of the following additional conditions:

(a)               Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in (i) Section 5.01 (Corporation Organization), Section 5.02

(Governing Documents), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.12 (Brokers) (without giving effect to any limitation as to materiality or “Parent Material Adverse Effect” or any similar limitation set forth therein) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date and (ii) all other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except, in the case of this clause (ii), (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Parent Material Adverse Effect.

(b)               Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)               Officer’s Certificate. Parent shall have delivered to the Company a certificate (the “Parent Officer’s Certificate”), dated as of the Closing Date, signed by an officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)               Material Adverse Effect. No Parent Material Adverse Effect shall have occurred and be continuing since the date of this Agreement.

(e)               Minimum Cash. Available Cash shall be greater than or equal to $175,000,000.

(f)                Stock Exchange Listing. The Parent Class A Ordinary Shares shall be listed on the NYSE as of the Closing Date and a supplemental listing shall have been filed with the NYSE as of the Closing Date to list the shares of Newco Common Stock constituting the Merger Consideration contemplated to be listed pursuant to this Agreement. Parent shall not have received any notice of non-compliance with any applicable initial and continuing listing requirements of the NYSE.

(g)               Amended and Restated Registration Rights Agreement. Parent shall have delivered a copy of the Amended and Restated Registration Rights Agreement duly executed by Parent.

(h)               Resignations. Other than those persons who the parties hereto have agreed shall serve as members of the Newco Board or as officers of Newco in accordance with Section 2.08(b), all members of the Parent Board and all officers of Parent shall have executed written resignations effective as of the Effective Time.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01                    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the equityholders of the Company or Parent, as follows:

(a)               by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company if the Effective Time shall not have occurred prior to July 31, 2022 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c)               by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Merger;

(d)               by either Parent or the Company if any of the Parent Proposals shall fail to receive the requisite vote for approval at the Parent Holders’ Meeting (subject to any permitted or required adjournment or postponement of the Parent Holders’ Meeting);

(e)               by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case, such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied at the Closing (“Terminating Company Breach”); provided that Parent and Merger Sub are not then in breach of their representations, warranties, covenants or agreements in this Agreement, which breach would cause any condition in Section 8.03(a) or Section 8.03(b) not to be satisfied; provided, however, that, if such Terminating Company Breach is curable by the Company, Parent may not terminate this Agreement under this Section 9.01(e) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days (or any shorter period of the time that remains between the date Parent provides written notice of such breach and the Outside Date) after notice of such breach is provided by Parent to the Company; or

(f)                by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case, such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied at the Closing (“Terminating Parent Breach”); provided that the Company is not then in breach of its representations, warranties, covenants or agreements in this Agreement, which breach would cause any condition in Section 8.02(a) or Section 8.02(b) not to be satisfied; provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(f) for so long as Parent and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days (or any shorter period of the time that remains between the date Company provides written notice of such breach and the Outside Date) after notice of such breach is provided by the Company to Parent.

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than Section 9.01(a)) shall give written notice of such termination to each other party.

SECTION 9.02                    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or its respective Affiliates, officers, directors or equityholders, other than liability of any of the parties hereto for any intentional and willful breach of this Agreement by such party occurring prior to such termination. Sections 6.03, Article X (other than Sections 10.02 and 10.14) and the Non-Disclosure Agreement, and any corresponding definitions referenced therein, shall, in each case, survive any termination of this Agreement.

SECTION 9.03                    Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time; provided that, after the Parent Holder Approval has been obtained, there shall be no amendment or modification that would require the further approval of the Pre-Closing Parent Holders under applicable Law without such approval having first been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 9.04                    Waiver. At any time prior to the Effective Time, (a) Parent may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Parent or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained herein or in any document delivered by Parent or Merger pursuant hereto and (iii) waive compliance with any agreement of Parent or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01                Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (provided, that no “error” message or other notification of non-delivery or non-receipt is generated) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to Parent or Merger Sub:

Virgin Group Acquisition Corp. II

65 Bleecker Street, 6th Floor
New York, NY 10012
Attention: Harold Brunink
Email: harold.brunink@virgin.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: William H. Aaronson
Derek Dostal
Lee Hochbaum
Email: william.aaronson@davispolk.com
derek.dostal@davispolk.com
lee.hochbaum@davispolk.com

if to the Company:

Grove Collaborative, Inc.
1301 Sansome St.
San Francisco, California 94111
Attention: Nathan Francis
Email: nfrancis@grove.co

with a copy to:

Sidley Austin LLP
1001 Page Mill Road
Building 1
Palo Alto, California 94304
Attention: Martin A. Wellington
Email: mwellington@sidley.com

Sidley Austin LLP
1999 Avenue of the Stars
17th Floor
Los Angeles, California 90067
Attention: Joshua G. DuClos
Email: jduclos@sidley.com

Sidley Austin LLP
2021 McKinney Avenue
Suite 2000
Dallas, Texas 75201
Attention: Sara G. Duran
Email: sduran@sidley.com

SECTION 10.02                Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only to such extent until such covenants and agreements have been fully performed and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03                Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04                Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Non-Disclosure Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.05                Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) in the event the Closing occurs, Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), (b) from and after the Effective Time, the holders of Company Securities as of immediately prior to the Effective Time (and their successors, heirs and Representatives) shall be intended third-party beneficiaries of, and may enforce, Article III, Article IV, and this Section 10.05 and (c) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and Representatives of the parties hereto and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, this Section 10.05 and Section 10.11.

SECTION 10.06                Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.07                Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

SECTION 10.08                Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.09                Counterparts; Electronic Delivery. This Agreement and each Ancillary Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement, any Ancillary Agreement or in any other certificate, agreement or document related to the Transactions shall include images of manually executed signatures transmitted by facsimile or other electronic format (including “pdf”, “tif” or “jpg”) and other electronic signatures

(including DocuSign and AdobeSign). The use of electronic signatures and electronic records (including any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable Law, including any state Law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

SECTION 10.10                Disclosure Schedules. Each of the Company and Parent has set forth information in the Company Disclosure Schedules and the Parent Disclosure Schedules, respectively, in sections thereof that correspond to the sections of this Agreement to which it relates. A matter set forth in one section of a disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the disclosure schedule or section of the Agreement is reasonably apparent. Any item of information, matter or document disclosed or referenced in, or attached to, the Company Disclosure Schedules or the Parent Disclosure Schedules shall not (a) be used as a basis for interpreting the terms “material,” “Company Material Adverse Effect,” “Parent Material Adverse Effect,” “material adverse effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the ordinary course of business, (c) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter (other than with respect to any Section of the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable, referred to in any representation or warranty in this Agreement that expressly requires listing facts, circumstances or agreements in such section of the Company Disclosure Schedules or Parent Disclosure Schedules, as applicable), or (d) notwithstanding the foregoing in subclause (c), constitute, or be deemed to constitute, an admission to any third party in any respect concerning such item or matter. Notwithstanding anything to the contrary herein, after the date of this Agreement until the Closing Date, the Company shall have the right in it sole discretion to amend Section 4.17 of the Company Disclosure Schedules to add any new Material Contracts entered into during such time, and any and all details with respect thereto that are responsive to the representations and warranties contained in Section 4.17, and such amendments shall have full force and effect with respect to the satisfaction of the condition set forth in Section 8.02(a).

SECTION 10.11                Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the parties hereto hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.12                No Recourse. All actions, claims, obligations, liabilities or causes of actions (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement and (d) any failure of the Merger to be consummated, may be made only against, and are those solely of the persons that are expressly identified as parties to this Agreement and not against any Nonparty Affiliate (as defined below). No other person, including any director, officer, employee, incorporator, member, partner, manager, stockholder, optionholder, Affiliate, agent, attorney or Representative of, or any financial advisor or lender to, any party to this Agreement, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney or Representative of, or any financial advisor or lender to (each of the foregoing, a “Nonparty Affiliate”) any of the foregoing shall have any liabilities (whether in contract or in tort, in law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d).

SECTION 10.13                Expenses. Except as set forth in this Section 10.13 or elsewhere in this Agreement (including Section 3.04), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except that the Company and Parent shall each pay one-half of all expenses relating to the fees, costs and expenses incurred in connection with (a) obtaining customary D&O tail policies, (b) filings under the HSR Act or other Antitrust Laws or in connection with any other regulatory approvals, (c) the preparation, filing and mailing of the Proxy Statement, and (d) arranging the PIPE Financing; provided, that if the Merger is consummated, all such expenses, and any Transfer Taxes arising as a result of the Merger, will be paid (or reimbursed, as applicable) from the proceeds of the Trust Account and the PIPE Financing.

SECTION 10.14                Waiver of Conflicts. Recognizing that Davis Polk & Wardwell LLP (“Davis Polk”) has acted as legal counsel to Parent, Merger Sub, Sponsor, certain Parent security holders and certain of their respective Affiliates prior to the Closing, and that Davis Polk may act as legal counsel to Parent, the Surviving Corporation and one or more of its subsidiaries, Sponsor, certain Parent security holders and certain of their respective Affiliates after the Closing, each of Parent and the Surviving Corporation (including on behalf of the Surviving Corporation’s subsidiaries) hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Davis Polk’s representing Parent, Merger Sub, the Surviving Corporation, or any of its subsidiaries, Sponsor, any Parent, security holder and any of their respective Affiliates after to the Closing. In addition, all communications involving attorney-client confidences by or among Parent, Merger Sub, Sponsor, Parent security holders or their respective Affiliates in the course of the negotiation, documentation and consummation of the Transactions will be deemed to be attorney-client confidences that belong solely to Sponsor, such Parent security holder or such Affiliate (and not to Parent, the Surviving Corporation or any of its subsidiaries). Accordingly, Parent and the Surviving Corporation, as the case may be, will not have access to any such communications, or to the files of Davis Polk relating to such engagement, whether or not the Closing will have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) Sponsor or the applicable Parent security holder and its Affiliates

(and not Parent, the Surviving Corporation or any of its subsidiaries) will be the sole holders of the attorney-client privilege with respect to such engagement, and none of Parent, the Surviving Corporation and its subsidiaries will be a holder thereof, (ii) to the extent that files of Davis Polk in respect of such engagement constitute property of the client, only Sponsor, the applicable Parent security holder or their respective Affiliates (and not Parent, the Surviving Corporation or any of its subsidiaries) will hold such property rights and (iii) Davis Polk will have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Parent after the Closing and before or after the Closing, the Surviving Corporation or any of its subsidiaries by reason of any attorney-client relationship between Davis Polk and Parent and Merger Sub before the Closing and after the Closing, the Surviving Corporation and any of its subsidiaries or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Corporation or any of its subsidiaries and a third party (other than a party to this Agreement or any of their respective Affiliates) after the Closing, Parent and the Surviving Corporation (including on behalf of its subsidiaries) may assert the attorney-client privilege to prevent disclosure of confidential communications by Davis Polk to such third party; provided, however, that neither Parent, the Surviving Corporation, nor any of its subsidiaries may waive such privilege without the prior written consent of the Sponsor.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VIRGIN GROUP ACQUISITION CORP. II

By:	/s/ Evan Lovell
	Name:	Evan Lovell
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

TREEHOUSE MERGER SUB, INC.

By:	/s/ Harold Brunink
	Name:	Harold Brunink
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

GROVE COLLABORATIVE, INC.

By:	/s/ Stuart Landesberg
	Name:	Stuart Landesberg
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex I

Earnout Merger Consideration

$12.50 Earnout Shares and $15.00 Earnout Shares

This Annex I sets forth the terms for the vesting and forfeiture of the $12.50 Earnout Shares and $15.00 Earnout Shares (each as defined below), as applicable. Terms used but not defined in this Annex I shall have the meanings ascribed to such terms in the other parts of this Agreement to which this Annex I is a part.

1.                  7,000,000 of the Earnout Shares (such number of shares being referred to as the “$12.50 Earnout Shares”) will automatically vest if the Stock Price equals or exceeds $12.50 per share on any twenty (20) Trading Days (which may be consecutive or not consecutive) within any consecutive thirty (30) Trading Day period that occurs after the Closing Date and on or prior to the ten (10) year anniversary of the Closing Date (the first occurrence of the foregoing is referred to herein as the “$12.50 Share Price Milestone” and the ten (10) year period following the Closing Date is referred to herein as the “Earnout Period”).

2.                  7,000,000 of the Earnout Shares (such number of shares being referred to as the “$15.00 Earnout Shares”), and if not previously vested, all of the $12.50 Earnout Shares, will automatically vest if the Stock Price equals or exceeds $15.00 per share on any twenty (20) Trading Days (which may be consecutive or not consecutive) within any consecutive thirty (30) Trading Day period that occurs after the Closing Date and on or prior to the expiration of the Earnout Period (the first occurrence of the foregoing is referred to herein as the “$15.00 Share Price Milestone” and, each of the $15.00 Share Price Milestone and the $12.50 Share Price Milestone, a “Milestone”).

3.                  Subject to the limitations contemplated herein, each holder of Company Securities as of immediately prior to the Effective Time shall have all of the rights of a stockholder with respect to the Earnout Shares, including the right to receive dividends and to vote such shares; provided, that, subject to the vesting provisions of this Annex I, the Earnout Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction, other than in connection with a Change of Control as set forth below, and may not be Transferred by such holder or be subject to execution, attachment or similar process without the consent of Newco, and shall bear a customary legend with respect to such transfer restrictions; provided, further, that Transfers are permitted to Permitted Transferees who shall (a) be subject to the restrictions in this paragraph 3 as if they were the original holders of such Earnout Shares and (b) promptly transfer such Earnout Shares back to the original holder thereof if they cease to be a Permitted Transferee for any reason prior to the date such Earnout Shares become freely transferable in accordance herewith; provided, further, that any such Permitted Transferee executes and delivers to Newco a written agreement, in form and substance reasonably acceptable to Newco, agreeing to be bound by the restrictions in this paragraph 3. Any attempt to Transfer such Earnout Shares shall be null and void.

4.                  If, at any time prior to the expiration of the Earnout Period, any holder of Earnout Shares forfeits all or any portion of such holder’s Converted Options or Converted RSU Awards, in accordance with the terms of such Converted Options or Converted RSU Awards, all unvested

Annex 1-1

Earnout Shares issued to such holder with respect to any such Converted Options or Converted RSU Awards shall be deemed to be automatically forfeited to Newco and Newco shall then distribute such Earnout Shares to the other holder of Company Securities as of immediately prior to the Effective Time on a pro rata basis based upon the allocation of Earnout Shares as of the Closing Date (but disregarding any Earnout Shares forfeited by other holders of Earnout Shares with respect to any Converted Options or Converted RSU Awards in accordance herewith).

5.                  If, upon the expiration of the Earnout Period, the $12.50 Share Price Milestone and/or the $15.00 Share Price Milestone have not occurred, then all Earnout Shares which would vest in connection with such Milestone shall be automatically forfeited and deemed transferred to Newco and shall be automatically cancelled by Newco and cease to exist. For the avoidance of doubt, prior to such forfeiture, all Earnout Shares shall be entitled to any dividends or distributions made to the holders of Newco Common Stock and shall be entitled to the voting rights generally granted to holders of Newco Common Stock.

6.                  In the event of occurrence of any Milestone, as soon as practicable (but in any event within five (5) Business Days), Newco shall deliver written notice to the holders of the Earnout Shares as of any such date regarding the vesting of the applicable Earnout Shares.

7.                  In the event that after the Closing and prior to the expiration of the Earnout Period, (i) there is a Change of Control (or a definitive agreement providing for a Change of Control has been entered into prior to expiration of the Earnout Period and such Change of Control is ultimately consummated, even if such consummation occurs after the expiration of the Earnout Period), (ii) any liquidation, dissolution or winding up of Newco (whether voluntary of involuntary) is initiated, (iii) any bankruptcy, reorganization, debt arrangement or similar proceeding under any bankruptcy, insolvency or similar law, or any dissolution or liquidation proceeding, is instituted by or against Newco, or a receiver is appointed for Newco or a substantial part of its assets or properties or (iv) Newco makes an assignment for the benefit of creditors, or petitions or applies to any Governmental Authority for, or consents or acquiesces to, the appointment of a custodian, receiver or trustee for all or substantially all of its assets or properties, then any Milestone that has not previously occurred and the related vesting conditions shall be deemed to have occurred.

8.                  For purposes hereof:

(i)                 a “Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events:

(1)	any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (a “Group”) (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of Newco in substantially the same proportions as their ownership of stock of Newco) (x) is or becomes the beneficial owner, directly or indirectly, of securities of Newco representing more than fifty percent (50%) of the combined voting power of Newco’s then outstanding voting securities or (y) has or acquires control of the Newco Board;

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(2)	a merger, consolidation, reorganization or similar business combination transaction involving Newco, and, immediately after the consummation of such transaction or series of transactions, either (x) the Newco Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Newco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(3)	the sale, lease or other disposition, directly or indirectly, by Newco of all or substantially all of the assets of Newco and its Subsidiaries, taken as a whole, other than such sale or other disposition by Parent of all or substantially all of the assets of Newco and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of Newco;

(ii)              “Permitted Transferee” means (A) in the case of an individual, (1) by gift to any person related to the applicable holder by blood, marriage, or domestic relationship (“immediate family”), a charitable organization or a trust or other entity formed for estate planning purposes for the benefit of an immediate family member, (2) by will, intestacy or by virtue of laws of descent and distribution upon the death of such individual, or (3) pursuant to a qualified domestic relations order, or (B) in the case of a corporation, limited liability company, partnership, trust or other entity, to any stockholder, member, partner or trust beneficiary as part of a distribution, or to any corporation, partnership or other entity that is an affiliate (as defined in Rule 405 of the Securities Act of 1933, as amended) of the applicable holder.

(iii)            “Stock Price” means, on any date after the Closing, the volume weighted average price of the shares of Newco Class A Common Stock reported as of such date by Bloomberg, or if not available on Bloomberg, as reported by Morningstar;

(iv)             “Trading Day” means any day on which trading is generally conducted on the New York Stock Exchange or any other exchange on which the shares of Newco Class A Common Stock are traded and published; and

(v)               “Transfer” means the (A) sale or assignment of, offer to sell, contract or agreement to sell, gift, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part,

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any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

9.                  If Newco shall, at any time or from time to time, after the date hereof effect a subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction affecting the outstanding shares of Parent Ordinary Shares or Newco Common Stock, as applicable, the number of Earnout Shares subject to vesting pursuant to, and the stock price targets set forth in, paragraphs 1 and 2 of this Annex I, shall be equitably adjusted for such subdivision, share or stock split, share or stock dividend, reorganization, combination, recapitalization or similar transaction. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

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